Exhibit 4.1

SEQUENOM, INC.

AS ISSUER

5.00% CONVERTIBLE EXCHANGE SENIOR NOTES DUE 2018

INDENTURE

DATED AS OF JUNE [    ], 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

Form of Note	A-1
Form of Transfer Certificate	B-1
Form of Free Transferability Certificate	C-1
Form of Restricted Stock Legend	D-1

INDENTURE, dated as of June [    ], 2015, between Sequenom, Inc., a Delaware corporation (“Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.00% Convertible Exchange Senior Notes due 2018:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.

“Attributable Indebtedness” means on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount of the obligations under such Capital Lease determined in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it.

“Board Resolution” means a copy of one or more resolutions certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (with the amount of any Indebtedness in respect of a Capital Lease being the capitalized amount of the obligations under such Capital Lease determined in accordance with GAAP).

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), the equity of such Person, but excluding any debt securities that are convertible into, or exchangeable for, such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the shares of the common stock of the Company, par value $0.001 per share, or any other shares of Capital Stock of the Company into which such shares of common stock will be reclassified or changed after the Issue Date.

“Company” means the party named as such in the first paragraph of this Indenture until a successor or assignee replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor or assignee.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus:

(a) the following to the extent deducted in calculating such Consolidated Net Income:

(i) Consolidated Interest Charges for such period;

(ii) the provision for Federal, state, local and foreign income taxes payable by the Company and the Subsidiaries for such period;

(iii) depreciation and amortization expense;

(iv) non-cash expenses and amortization related to the granting of stock options and restricted stock grants to employees and directors of the Company and the Subsidiaries;

(v) other expenses or charges of the Company and the Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period;

(vi) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations (other than such charges, costs, fees and expenses to the extent constituting losses arising from discontinued operations);

(ix) restructuring expenses and charges and any costs, charges, fees and expenses incurred in connection with any acquisition, investment or any non-ordinary course disposition of assets; and

(x) impairment charges, including the write down of investments,

and minus

(b) the following to the extent included in calculating such Consolidated Net Income:

(i) Federal, state, local and foreign income tax credits of the Company and the Subsidiaries for such period; and

(ii) all non-cash items increasing Consolidated Net Income for such period.

In addition, Consolidated EBITDA shall be adjusted on a pro forma basis, as of the first day of any applicable period, for any expenses related to acquisitions and dispositions of assets by the Company or the Subsidiaries during or subsequent to the applicable period that the Company determines in good faith are outside the ordinary course of business, calculated consistent with GAAP and Regulation S-X promulgated under the Exchange Act; provided that notwithstanding Regulation S-X, pro forma adjustments may include net operating expense reductions for such period resulting from the transaction or transactions which is being given pro forma effect that are reasonably expected to be realized in the Company’s good faith judgment within the twelve months following the transaction.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, for the four consecutive fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis, for the Company and the Subsidiaries on a consolidated basis in accordance with GAAP:

(a) Consolidated Interest Charges for such period (excluding amortization or write-off of deferred financing costs and original issue discount);

(b) cash taxes paid during such period;

(c) the amount of scheduled and mandatory principal payments with respect to Indebtedness for such period; and

(d) cash dividends and distributions made with respect to the Company’s Equity Interests during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and the Subsidiaries on a consolidated basis, the sum of all of the Company and the Subsidiaries’ Indebtedness determined on a consolidated basis; provided, however, that

Consolidated Funded Indebtedness shall not include any Subordinated Indebtedness, or any Indebtedness of the type referenced in clauses (b), (c) and (g) of the definition of Indebtedness or clauses (h), (i), (j), (m) and (n) of the definition of Permitted Debt.

“Consolidated Interest Charges” means, for any period, for the Company and the Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and the Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and the Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and the Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income, by excluding, without duplication:

(a) all extraordinary gains or losses;

(b) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(c) any unrealized gains or losses in respect of hedging obligations (including Swap Contracts); and

(d) any gains or losses resulting from non-ordinary course dispositions of assets or discontinued operations.

“Conversion Price” means (i) $1,000 divided by (ii) the Conversion Rate.

“Conversion Rate” means, initially, 216.0644 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided herein.

“Corporate Trust Office” means the corporate trust office of the Trustee at which any time its corporate trust business shall be administered, which office, as of the Issue Date, is located at Wells Fargo Bank, National Association, 707 Wilshire Blvd, 17th Floor, Los Angeles, CA 90017, MAC E2818-176, Attention: Sequenom, Inc. Account Manager, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means that certain Loan and Security Agreement, dated as of May 31, 2011, by and among the Company, Sequenom Center for Molecular Medicine, LLC and Silicon Valley Bank, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt (including Capital Leases), debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would become, an Event of Default pursuant to Section 6.01.

“Defaulted Amount” means any amount on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that is payable but is not punctually paid or duly provided for.

“Definitive Notes” means Notes that are in registered definitive form.

“Depositary” means DTC; provided that the Company may at any time, upon delivering notice to the Holders, the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent, appoint a successor to DTC.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Indenture dated as of September 17, 2012 between the Company and the Trustee, pursuant to which the Company’s 5.00% Convertible Senior Notes due 2017 were issued.

“Free Trade Date” means, with respect to any Restricted Note, the date that is the later of (i) one year after the date of issuance of such Restricted Note, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (ii) such later date, if any, as may be required by applicable law.

“Free Transferability Certificate” means a certificate substantially in the form of Exhibit C.

“Fundamental Change” means an event that will be deemed to occur if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, the Subsidiaries, and the Company and the Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or the Company otherwise become aware that, such person or group has become the direct or indirect “beneficial owner” of shares of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(ii) the consummation of:

(A) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and the Subsidiaries, taken as a whole, to any person or persons (other than one of the Subsidiaries); or

(B) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another person pursuant to which the persons that beneficially owned, directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s Voting Stock representing more than 50% of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving, continuing or acquiring corporation in substantially the same proportions (relative to each other) as immediately prior to such transaction;

(iii) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the Common Stock (or other common stock or depositary shares or receipts in respect thereof into which the Notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

An event, transaction or series of related transactions described in clause (ii) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares or dissenters rights in connection with the transaction or transactions, consists of shares of common stock traded on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such event, transaction or series of related transactions and as a result of such event, transaction or series of related transactions, the Notes become convertible or exchangeable into, or based on, such consideration (excluding cash payments for fractional shares or dissenters rights) as described in Section 10.08 hereof. For the purposes of this definition of “Fundamental Change,” any event, transaction or series of related transactions that constitutes a Fundamental Change under both clause (i) and clause (ii) above will be deemed to constitute a Fundamental Change solely under clause (ii) of this definition of “Fundamental Change.”

For the purposes of this definition of “Fundamental Change,” whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“GAAP” means generally accepted accounting principles in the U.S. as in effect on the date of the Indenture.

“Global Note” means a permanent global note that is in the form of the Note attached hereto as Exhibit A and that is registered in the name of the Depositary or the nominee of the Depositary and deposited with the Depositary, the nominee of the Depositary or a custodian appointed by the Depositary or the nominee of the Depositary.

“Global Notes Legend” means the legend set forth as such in Exhibit A hereto.

“Guarantee” means, as to any Person, a guarantee of such Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered in the Register.

“Indebtedness” means for purposes of Section 4.12 only, as to any Person at a particular time, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses payable in the ordinary course of business, obligations in respect of licenses and operating leases, payroll liabilities and deferred compensation and any purchase price adjustments, royalties, earn-out, milestone payment, contingent payment of a similar nature in connection with any acquisition or license or collaboration agreement);

(e) Indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements but excluding trade accounts and accrued expenses payable in the ordinary course of business and licenses and operating leases), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations;

(g) all obligations in respect of Redeemable Equity; and

(h) all Guarantees of such Person in respect of any of the foregoing.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Issue Date” means June [    ], 2015.

“Last Reported Sale Price” of the Common Stock (or any other security for which a Last Reported Sale Price must be determined) on any Trading Day means the closing sale price per share of the Common Stock (or such other security) (or, if no closing sale price is reported, the average of the last bid price and the last ask price or, if more than one in either case, the average of the average last bid price and the average last ask price) on that Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” of the Common Stock (or such other security) will be the last quoted bid price per share of the Common Stock (or such other security) in the over-the-counter market on the relevant Trading Day as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid price and the last ask price per share of the Common Stock (or such other security) on the relevant Trading Day from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. Notwithstanding the foregoing, if the Last Reported Sale Price must be determined on any Trading Day for a Unit of Reference Property, the Last Reported Sale Price on such Trading Day for such Unit of Reference Property will be determined in good faith by the Board of Directors.

“Notes” means any of the Company’s 5.00% Convertible Exchange Senior Notes due 2018 issued under this Indenture.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, Controller or the Secretary or Assistant Secretary of the Company.

“Officer’s Certificate” means a written certificate containing the information specified in Sections 12.03 and 12.04 hereof, signed in the name of the Company by any Officer, and delivered to the Trustee; provided, that, if such certificate is given pursuant to Section 4.05 hereof, (i) the Officer signing such certificate must be the principal financial, principal executive or principal accounting Officer of the Company and (ii) such certificate need not contain the information specified in Sections 12.03 and 12.04 hereof.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion from legal counsel containing the information specified herein, including, if applicable, in Sections 12.03 and 12.04 hereof. The counsel may be an employee of, or counsel to, the Company, or may be other counsel reasonably satisfactory to the Trustee.

“Permitted Debt” means, without duplication, each of the following:

(a) Indebtedness incurred by the Company or any of the Subsidiaries pursuant to one or more Credit Facilities in an aggregate principal amount not to exceed $50.0 million outstanding at any time;

(b) Indebtedness in respect of the Notes;

(c) any unsecured Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge the Notes; provided that (a) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount of the Notes so renewed, refunded, refinanced, replaced or discharged (plus all accrued and unpaid interest and premiums thereon), (b) the Notes are renewed, refunded, refinanced, replaced or discharged substantially concurrently with receipt of the proceeds from such Indebtedness and (c) the scheduled maturity date of such Indebtedness is after the 91st day immediately following the Maturity Date;

(d) Subordinated Indebtedness incurred by the Company or any of the Subsidiaries;

(e) other Indebtedness incurred by the Company or the Subsidiaries outstanding on the Issue Date other than the Indebtedness under the Credit Facilities or otherwise specified under any of the other clauses of this definition of Permitted Debt, and any refinancing of such Indebtedness or any other Indebtedness permitted under the Indenture (but not otherwise constituting Permitted Debt); provided that the principal amount of any such refinancing Indebtedness shall not exceed the principal amount of the Indebtedness being refinanced plus accrued and unpaid interest, prepayment, tender or other premiums and reasonable fees, costs and expenses incurred in connection with such refinancing;

(f) hedging obligations (including obligations under Swap Contracts) entered into in the ordinary course of business by the Company or the Subsidiaries and not for speculative purposes;

(g) intercompany Indebtedness among the Company and any of the Subsidiaries;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i) Indebtedness in respect of letters of credit, bank guarantees, surety or performance bonds and similar instruments issued for the Company’s account or the account of any of the Subsidiaries in order to provide security for (A) workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(j) Indebtedness arising from agreements of the Company or any of the Subsidiaries providing for the indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case assumed with the acquisition or disposition of any business;

(k) additional Indebtedness incurred by the Company or any of the Subsidiaries in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(l) Indebtedness incurred by the Company or any of the Subsidiaries in the ordinary course of business under any commercial credit card program;

(m) Indebtedness incurred by the Company or any of the Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(n) Indebtedness incurred by the Company or any of the Subsidiaries in the ordinary course of business arising from treasury, depository, over-draft and cash management services; provided that any such Indebtedness shall be repaid in full within five business days of the incurrence thereof; and

(o) any Guarantees by the Company or any of the Subsidiaries of Indebtedness of the Company or the Subsidiaries not otherwise prohibited under the Indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Redeemable Equity” means any Equity Interest of the Company or any of the Subsidiaries that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including by the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person (with a scheduled maturity prior to the 91st day immediately following the Maturity Date) at the option of the holder thereof, in whole or in part, at any time prior to the 91st day immediately following the Maturity Date (other than upon the occurrence of a change of control or asset sale); provided, however, that only the portion of such Equity Interest which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Equity. However, Redeemable Equity will not include any common stock issued by the Company or the Subsidiaries to its employees or directors that is subject to repurchase by the Company or the Subsidiaries pursuant to the terms of any employment agreement, benefit plan or other arrangement. The amount of Redeemable Equity deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company or any of the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Equity or portion thereof, exclusive of accrued dividends.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act, as amended.

“Restricted Note” means each Additional Note that is subject to transfer restrictions under the Securities Act (or other applicable securities laws), as determined by the Company.

“Restricted Notes CUSIP” means the CUSIP number obtained by the Company for any Restricted Notes issued hereunder.

“Restricted Notes Legend” means a legend in the form set forth in Exhibit A hereto, or any other similar legend indicating the restricted status of the Notes under Rule 144.

“Restricted Stock CUSIP” means the CUSIP number for any Common Stock issuable upon conversion of Restricted Notes.

“Restricted Stock Legend” means a legend in the form set forth in Exhibit D hereto or any other similar legend indicating the restricted status of the Common Stock under Rule 144.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act; provided that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $10,000,000.

“Stock Price” means, (i) for any Make-Whole Fundamental Change, (x) if the holders of the Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is of the type described in clause (ii) of the definition of Fundamental Change, the amount of cash paid per share of the Common Stock in such Make-Whole Fundamental Change, and (y) otherwise, the average of the Last Reported Sales Price of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date for such Make-Whole Fundamental Change, (ii) with respect to a Note converted pursuant to the Company Conversion Option, the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on the Trading Day preceding the Mandatory Conversion Notice Date and (iii) for Notes converted by a Holder in accordance with Section 10.02 on any Conversion Date on which the Last Reported Sale Price of the Common Stock exceeds the Conversion Price, the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on the Trading Day preceding the Conversion Date.

“Subordinated Indebtedness” means (a) any Indebtedness of the Company that is by its terms expressly subordinated in right of payment to the Notes, and (b) any Indebtedness of any of the Subsidiaries that has expressly guaranteed the payment and performance of the Company’s obligations under the Notes provided such Indebtedness is expressly subordinated in right of payment to such Guarantee, in each case with a scheduled maturity after the 91st day immediately following the Maturity Date.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “master agreement”), including any such obligations or liabilities under any master agreement.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date; provided, however, that if the TIA is amended after such date, TIA means the TIA as so amended.

“Trading Day” means a day on which (i) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market (or the Last Reported Sale Price must be determined for another security), on the principal other United States national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded, and (ii) a Last Reported Sale Price of the Common Stock (or such other security) is available on such securities exchange or market. If the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

“Transfer” means, with respect to any Restricted Note or share of Common Stock that bears, or is required to bear, the Restricted Stock Legend, any sale, pledge, transfer, loan, hypothecation or other disposition of such Restricted Note or share of Common Stock, as the case may be.

“Transfer Agent” means, initially Computershare Investor Services LLC, in its capacity as the transfer agent for the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by Persons who at the time shall be such officers, respectively, whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence will likewise apply to any such subsequent successor or successors.

“Unit of Reference Property” means the amount and kind of Reference Property that a holder of one share of the Common Stock would receive in a Merger Event; provided, however, that if, in any Merger Event, the holders of the Common Stock may exchange each of their shares of Common Stock for more than one amount and kind of Reference Property and may elect which amounts and kinds of Reference Property they receive, a Unit of Reference Property will consist of the weighted average of the amounts and kinds of Reference Property received by holders of the Common Stock that affirmatively make such election.

“Unrestricted Notes CUSIP” means CUSIP number [        ]; provided that for any Additional Notes that are not permitted to have the same CUSIP number as the Notes under applicable law or are not fungible with the Notes for U.S. federal tax or securities law purposes,

“Unrestricted Notes CUSIP” means a CUSIP number obtained by the Company for such Additional Notes after the removal or deemed removal of the Restricted Notes Legend with respect to such Additional Notes.

“Unrestricted Stock CUSIP” means CUSIP number 817337 405.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes will have or might have voting power by reason of the happening of any contingency).

Section 1.02 Other Definitions.

Term Section:	Defined in:
“Act”	1.05
“Additional Interest”	4.04(a)
“Additional Notes”	2.18
“Additional Shares”	10.07(a)
“Agent Members”	2.02(c)
“Company Conversion Option”	10.12(a)
“Conversion Agent”	2.06(a)
“Conversion Date”	10.02(a)
“Conversion Notice”	10.02(a)
“Effective Date”	10.05(l)
“Eligible Market”	10.12(b)
“Equity Conditions”	10.12(b)
“Equity Conditions Measuring Period”	10.12(b)
“Event of Default”	6.01
“Ex-Dividend Date”	10.05(l)
“Expiration Date”	10.05(e)
“Extension Fee”	6.04(a)
“Fundamental Change Notice”	3.02(a)
“Fundamental Change Notice Date”	3.02(a)
“Fundamental Change Repurchase Date”	3.01(c)
“Fundamental Change Repurchase Notice”	3.03(a)
“Fundamental Change Repurchase Price”	3.01(b)
“Interest Payment Date”	2.04(a)
“Make-Whole Fundamental Change”	10.07(a)
“Make-Whole Fundamental Change Effective Date”	10.07(a)
“Mandatory Conversion Date”	10.12(c)
“Mandatory Conversion Notice”	10.12(c)
“Mandatory Conversion Notice Date”	10.12(c)
“Mandatory Conversion Trigger Period”	10.12(a)
“Maturity Date”	2.04(a)

Term Section:	Defined in:
“Merger Event”	10.08(a)
“Merger Successor Corporation”	10.08(a)
“Paying Agent”	2.06(a)
“Reference Property”	10.08(a)
“Register”	2.06(a)
“Registrar”	2.06(a)
“Regular Record Date”	2.04(a)
“Reorganization Event”	5.01
“Reorganization Successor Corporation”	5.01(a)
“Reporting Event of Default”	6.04(a)
“Special Record Date”	2.04(d)
“Spin-Off”	10.05(c)
“Temporary Notes”	2.12
“Valuation Period”	10.05(c)

Section 1.03 [Reserved].

Section 1.04 Rules of Construction.

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it and will be construed in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including, without limitation;

(5) “may” is not mandatory and shall not create any limitation;

(6) words in the singular include the plural, and words in the plural include the singular;

(7) all references to $, dollars, cash payments or money refer to United States currency; and

(8) unless the context requires otherwise, all references to payments of interest on the Notes will include any Additional Interest payable pursuant to Section 4.04 hereof and any Extension Fee payable pursuant to Section 6.04 hereof

Section 1.05 Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action will become effective when such instrument or instruments are delivered to the Trustee and to the Company. Such instrument or instruments

(and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent will be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit will also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

The ownership of the Notes shall be proved by the Register.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note will bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company, the Paying Agent, the Conversion Agent or the Registrar in reliance thereon, whether or not notation of such action is made upon such Note.

If the Company will solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the Close of Business on such record date will be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes will be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date will be deemed effective unless it will become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE 2

THE NOTES

Section 2.01 Designation, Amount and Issuance of Notes.

(a) The Notes will be designated as “5.00% Convertible Exchange Senior Notes due 2018.” The aggregate principal amount of Notes that initially may be authenticated and delivered under this Indenture is limited to $[        ]. From time to time, the Company may

issue and execute, and the Trustee may authenticate, Notes delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.09, 2.11, 2.12, 2.18, 3.06 and 10.02(c) hereof.

The Company at any time or from time to time may, without the consent of any Holder, issue Additional Notes pursuant to Section 2.18, which Additional Notes shall be entitled to all of the benefits of this Indenture. Such Additional Notes will be deemed Notes for all purposes hereunder, including without limitation in determining the necessary Holders who may take the actions or consent to the taking of actions as specified in this Indenture.

Section 2.02 Form of Notes.

(a) General. The Notes will be substantially in the form of Exhibit A hereto, but may include any notations, legends or endorsements required by any applicable law (or regulation promulgated thereunder), stock exchange rule or usage, or any insertions, omissions or other variations otherwise permitted or required by this Indenture. Whenever any such notation, legend or endorsement, or any such insertion, omission or other variation is applicable to a Note, the Company will provide such notation, legend or endorsement, or such insertion, omission or other variation to the Trustee in writing.

Each Note will bear a Trustee’s certificate of authentication substantially in the form set forth in Exhibit A hereto.

Notes that are Global Notes will bear the Global Notes Legend and the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

Notes that are Restricted Notes will bear the Restricted Notes Legend.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture will govern and control.

(b) Initial and Subsequent Notes. The Notes initially will be issued in global form, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary. Except to the extent provided in Section 2.09(c) hereof, all Notes will be represented by one or more Global Notes.

(c) Global Notes. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

Only the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, may endorse a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby, and whenever the Holder of a Global Note delivers instructions to the Trustee to increase or decrease the aggregate principal amount of then outstanding Notes represented by a Global Note in accordance with Section 2.09 hereof, the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, will endorse such Global Note to reflect such increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby. None of the Trustee, the Company or any agent of the Trustee or the Company will have any responsibility or bear any liability for any aspect of the records relating to, or payments made on account of, the ownership of any beneficial interest in a Global Note or with respect to maintaining, supervising or reviewing any records relating to such beneficial interest.

Neither any member of, or participant in, the Depositary (collectively, the “Agent Members”) nor any other Person on whose behalf an Agent Member may act will have any rights under this Indenture with respect to any Global Note or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee, may, for all purposes, treat the Depositary, or its nominee, if any, as the absolute owner and Holder of such Global Note.

The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that Holders are entitled to take under this Indenture or the Notes, and, notwithstanding the foregoing, nothing herein will prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any interest in any Note.

Neither the Trustee nor any of its agents shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.03 Denomination of Notes. The Notes will be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Section 2.04 Payments.

(a) General.

(i) Payment at Maturity. Unless earlier paid or deemed paid pursuant to any of Sections 3.05, 10.03 or 11.06 hereof, the Notes will mature on January 1, 2018 (the “Maturity Date”) and, on the Maturity Date, the Company will pay each Holder of Notes $1,000 in cash for each $1,000 principal amount of Notes held, together with accrued and unpaid interest on such Notes to, but not including, the Maturity Date.

(ii) Payment of Interest. Each Note will accrue interest at a rate equal to 5.00% per annum from the date of issuance of such Note or from the most recent date to which interest has been paid or duly provided for, or (x) in the case of the initial Notes issued hereunder on the Issue Date, from April 1, 2015, or (y) in the case of any Notes issued hereunder following the Issue Date in exchange for notes under the Existing Indenture, the Interest Payment Date immediately prior to the date of issuance for such Notes, subject to the provisions of clause (d) of this Section 2.04, to the date the principal amount of such Note is paid or deemed paid, as the case may be, pursuant to clause (i) of this Section 2.04(a) or any of Sections 3.05, 10.03 or 11.06 hereof.

Interest will be payable semi-annually in arrears in cash on April 1 and October 1 of each year (each, an “Interest Payment Date”), beginning October 1, 2015, to the Holder of each such Note as of the Close of Business on the March 15 or September 15, as the case may be, immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”), regardless of whether such Note is converted, repurchased or redeemed after such Regular Record Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii) Method of Payment. The Company will pay the principal of, the Fundamental Change Repurchase Price for, and the interest on, any Global Note to the Depositary by wire transfer of immediately available funds on the relevant payment date.

The Company will pay the principal of, the Fundamental Change Repurchase Price for, and any interest due on the Maturity Date on, any Definitive Note in cash to the applicable Holder of such Note at the office of the Paying Agent on the relevant payment date.

The Company will pay interest on any Definitive Note (except interest due on the Maturity Date) to the applicable Holder of such Note (i) if such Holder holds $1,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $1,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address or, (B) if such Holder delivers to the Registrar a written request that the Company make such payments by wire transfer to an account of such Holder within the United States, for each interest payment corresponding to each Regular Record Date occurring during the period beginning on the date on which such Holder delivered such request and ending on the date, if any, on which such Holder delivers to the Registrar a written instruction to the contrary, by wire transfer of immediately available funds to the account specified by such Holder.

(b) Interest Rights Preserved. Subject to the provisions of Section 2.04(d) hereof, and, to the extent applicable, Sections 2.09 and 2.11 hereof, each Note delivered under this Indenture upon registration of transfer of, or in exchange for, or in lieu of, any other Note will carry any rights to the payment and accrual of interest that were carried by the relevant surrendered Note, Notes, or portion(s) thereof.

(c) Additional Interest; Extension Fee. Pursuant to Section 4.04 hereof, in certain circumstances, Additional Interest may accrue on any Restricted Notes issued after the Issue Date. Pursuant to Section 6.04 hereof, in certain circumstances, the Company may, at its election, be obligated to pay Holders the Extension Fee. Unless the context requires otherwise, all references in this Indenture to interest on the Notes will include such Additional Interest and Extension Fee.

(d) Defaulted Amounts. Any Defaulted Amount will forthwith cease to be payable to the Holder of such Note on the relevant payment date by virtue of its having been due such payment on such payment date, but will accrue interest at the per annum rate borne by the Notes from, and including, such payment date and to, but excluding, the date on which such Defaulted Amount is paid by the Company in accordance with either clause (i) or (ii) below.

(i) The Company may elect to pay any Defaulted Amount to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on a special record date for the payment of such Defaulted Amount (a “Special Record Date”) fixed in accordance with the following procedures:

(A) At least 30 days before the date on which the Company proposes to pay such Defaulted Amounts, the Company will deliver to the Trustee written notice of (I) the proposed payment date for such Defaulted Amounts and (II) the aggregate amount of such Defaulted Amounts.

(B) Simultaneously with delivering such notice to the Trustee, the Company will either (I) deposit with the Trustee an amount of money, in immediately available funds, equal to the aggregate amount of such Defaulted Amounts, or (II) take other actions that the Trustee deems reasonably satisfactory to ensure that an amount of money, in immediately available funds, equal to the aggregate of such Defaulted Amounts will be deposited with the Trustee by 11:00 a.m., New York City time, on the day that is five Business Days prior to the proposed payment date, and in either case, upon receipt of such money, the Trustee will hold such money in trust for the benefit of the Persons entitled to such Defaulted Amounts pursuant to this Section 2.04(d)(i).

(C) Upon (I) receipt of such notice and (II) the Company’s depositing such money or taking such other actions reasonably satisfactory to the Trustee, the Company will promptly fix a Special Record Date for the payment of such Defaulted Amounts, which Special Record Date will be not more than 15 calendar days and not less than 10 calendar days prior to the proposed payment date, and notify the Trustee of the Special Record Date. The Trustee will then, in the name and at the expense of the Company, deliver notice to each Holder specifying such Special Record Date and the date on which such Defaulted Amounts will be paid by the Company.

(D) After such notice has been delivered by the Trustee, such Defaulted Amounts and Default Interest thereon will be paid to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on the Special Record Date specified in such notice and such Defaulted Amounts thereon will no longer be payable pursuant to the following clause (ii) of this Section 2.04(d)(i).

(ii) The Company may pay any Defaulted Amounts in any other lawful manner that is not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes are then listed (or, if applicable, have been listed) or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee.

Section 2.05 Execution and Authentication.

(a) In General. A Note will be valid only if executed by the Company and authenticated by the Trustee.

(b) Execution. A Note will be deemed to have been executed by the Company when an Officer signs such Note on behalf of the Company. The Officer’s signature may be manual or facsimile, and the validity of such Officer’s signature will not turn on whether such signatory remains an Officer at the time the Trustee authenticates such Note.

(c) Authentication. A Note will be deemed authenticated when an authorized signatory of the Trustee manually signs the certificate of authentication on such Note. An authorized signatory of the Trustee will manually sign the certificate of authentication on a Note only if (i) the Company delivers such Note to the Trustee, (ii) such Note is validly executed by the Company in accordance with Section 2.05(b) hereof, and (iii) the Company delivers, before or with such Note, a Company Order setting forth (A) a request that the Trustee authenticate such Note; (B) the principal amount of such Note; (C) the name of the Holder of such Note; (D) the date on which such Note is to be authenticated; and (E) any insertions, omissions or other variations, notations, legends or endorsements permitted under Section 2.02 hereof and applicable to such Note. If the Company Order also specifies that the Trustee must deliver such Note to the Holder or the Depositary, the Trustee will promptly deliver such Note in accordance with such Company Order.

The Trustee may appoint an authenticating agent. If the Trustee appoints an authenticating agent and such authenticating agent is reasonably acceptable to the Company, such authenticating agent may authenticate a Note whenever the Trustee may authenticate such Note; provided, however, that such authenticating agent may not authenticate any Notes pursuant to Section 2.12 hereof. For purposes of this provision, each reference in this Indenture to authentication by the Trustee will be deemed to include authentication by an authenticating agent, and an authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.06 Registrar, Paying Agent and Conversion Agent.

(a) General. The Company will maintain an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where the Notes may be presented for payment or repurchase (the “Paying Agent”), an office or agency where the Notes may be presented for conversion (the “Conversion Agent”) and an office or agency where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

The Registrar will keep a register for the recordation of, and will record, the names and addresses of Holders, the Notes held by each Holder and the transfer, exchange, repurchase,

redemption and conversion of Notes (the “Register”). The entries in the Register will be conclusive, and the parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture. The Register will be in written form or in any form capable of being converted into written form within a reasonably prompt period of time.

The Company may have one or more registrars, one or more paying agents, one or more conversion agents and one or more places where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served. Before appointing any Registrar, Paying Agent or Conversion Agent that is not otherwise a party to this agreement, the Company will enter into an appropriate agency agreement with such Registrar, Paying Agent or Conversion Agent, as the case may be, which agency agreement will implement the provisions of this Indenture that relate to such replacement or additional registrar, paying agent or conversion agent, as the case may be. The term Registrar includes any additional registrars named pursuant to this Indenture. The term Paying Agent includes any additional paying agent named pursuant to this Indenture. The term Conversion Agent includes any additional conversion agent named pursuant to this Indenture.

(b) Initial Designations. The Company initially appoints the Trustee as each of the Registrar, the Paying Agent and the Conversion Agent and the Notes initially may be presented for registration of transfer or for exchange, payment, repurchase, redemption and conversion to the Trustee, in its capacity as the Registrar, Paying Agent or Conversion Agent, as the case may be, at the Corporate Trust Office. Notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served at the Corporate Trust Office.

(c) Removal, Resignation and Replacement. The Company may remove any Registrar, Paying Agent or Conversion Agent by delivering written notice to the Trustee and to such Registrar, Paying Agent or Conversion Agent; provided, however, that no such removal will become effective unless (i) after such removal, at least one Registrar, Paying Agent and Conversion Agent will remain; (ii) a successor has accepted appointment as Registrar, Paying Agent or Conversion Agent, as the case may be, the Company and such successor have entered into an agency agreement in accordance with Section 2.06(a) hereof, and the Company has delivered written notice of such appointment and a copy of such agency agreement to the Trustee, or (iii) the Company has delivered written notice to the Trustee that the Trustee will serve as the successor Registrar, Paying Agent or Conversion Agent, as the case may be, in accordance with Section 2.06(d) hereof; and provided, further, that the right to effect any such change or removal in no way relieves the Company of its obligation to maintain a Registrar, Paying Agent and Conversion Agent in the continental United States. The Company may also change the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, or reduce the number of such places; provided, however, that the right to effect any such change or reduction in no way relieves the Company of its obligation to maintain a place in the continental United States where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

In addition, the Registrar, Paying Agent or Conversion Agent may resign at any time by delivering written notice of such resignation to each of the Company and the Trustee; provided, however, that if the Trustee is serving as Registrar, Paying Agent or Conversion Agent, the

Trustee may resign from such capacity only if it also resigns as Trustee in accordance with Section 7.07 hereof. If, after any such resignation, at least one Registrar, Paying Agent and Conversion Agent does not remain, the Trustee will immediately be deemed to serve such empty office or agency in accordance with Section 2.06(d) hereof.

(d) Failure to Maintain an Office or Agency. If the Company fails to maintain in the continental United States a Registrar, Paying Agent, Conversion Agent or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Trustee will act as the Registrar, Paying Agent, Conversion Agent, or place, as the case may be, and the office where the Notes may be presented for registration of transfer or for exchange, presented for payment, repurchase or redemption or surrendered for conversion, or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, as the case may be, will be the Corporate Trust Office. In each such case, the Trustee will be entitled to compensation for such action pursuant to Section 7.06 hereof.

(e) Notices. Promptly upon the effectiveness of any removal or subsequent appointment of a Registrar, Paying Agent or Conversion Agent, or upon any change in the location of the office of any Registrar, Paying Agent or Conversion Agent, or of the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Company will deliver to each Holder notice of such removal, appointment or change in location, as the case may be, which notice will include a brief description of the removal, appointment or change in location, as the case may be, and list the name and address of each continuing (and newly appointed, if applicable) Registrar, Paying Agent and Conversion Agent and place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

Section 2.07 Money and Securities Held in Trust. Except as otherwise provided herein, by no later than 11:00 a.m., New York City time, on each due date for a payment on any Note, the Company will deposit with the Paying Agent an amount of money in immediately available funds, if deposited on the due date sufficient to make such payment when due.

The Company will require that each Paying Agent (other than the Trustee, if the Trustee is a Paying Agent) agree in writing that it will (i) segregate all money and securities it holds for making payments with respect to the Notes; (ii) hold such money and securities in trust for the benefit of Holders; and (iii) notify the Trustee, in writing, as promptly as practicable, if the Company defaults in making any payment on the Notes.

If any such Default has occurred and is continuing, the Paying Agent will, upon receiving a written request from the Trustee, forthwith pay to the Trustee all of the money and securities it holds in trust. In addition, at any time, the Company may require a Paying Agent to pay all money and securities that it holds for making payments with respect to the Notes to the Trustee and to account for any money and securities it has disbursed. After delivering all of such money and securities to the Trustee pursuant to this Section 2.07, the Paying Agent will have no further liability for such money and securities.

Section 2.08 Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.

If the Trustee is not the Registrar, the Company shall furnish to the Trustee, promptly after each Record Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.09 Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 2.09, Definitive Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Definitive Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-registrar will be required to exchange or register a transfer of any Note (A) surrendered for conversion (including pursuant to a Company Conversion Option), except to the extent that any portion of such Note has not been surrendered for conversion or (B) subject to a Fundamental Change Repurchase Notice validly delivered pursuant to Section 3.03 hereof, except to the extent any portion of such Note is not subject to a Fundamental Change Repurchase Notice.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on Transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, except to the extent required by Section 2.09(c) hereof:

(i) all Notes will be represented by one or more Global Notes;

(ii) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture (including the restrictions on transfer set forth in Section 2.10 hereof); and

(iii) each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Transfer and Exchange of Global Notes.

(i) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Definitive Notes if the Depositary delivers notice to the Company that:

(A) the Depositary is unwilling or unable to continue to act as Depositary; or

(B) the Depositary is no longer registered as a clearing agency under the Exchange Act; and,

in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

In each such case, (1) each Global Note will be deemed surrendered to the Trustee for cancellation, (2) the Trustee will promptly cancel each such Global Note in accordance with the Applicable Procedures, (3) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute, for each beneficial interest in each Global Note so cancelled, an aggregate principal amount of Definitive Notes equal to the aggregate principal amount of such beneficial interest, registered in such name and authorized denominations as the Depositary specifies, and bearing such legends as such Definitive Notes are required to bear under Sections 2.02 and Section 2.10 hereof, and, (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Notes and a Company Order including the information specified in Section 2.05(c) hereof with respect to such Definitive Notes, and (4) the Trustee, upon receipt of such Definitive Notes and such Company Order, in accordance with Section 2.05 hereof, will promptly authenticate, and deliver to the Holder specified in such Company Order, such Definitive Notes.

(ii) In addition:

(A) if an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Definitive Notes by delivering a written request to the Company, the Registrar and the Trustee; or

(B) at any time, the Company may, in its sole discretion, at the request of the owner of a beneficial interest in a Global Note, permit the exchange of such owner’s beneficial interest, by delivering a written request to the Registrar, the Trustee and the owner of such beneficial interest.

In each case, (1) upon receipt of such request, the Registrar will promptly deliver written notice of such request to the Company and the Trustee, which notice must identify the owner of the beneficial interest to be exchanged, the aggregate principal amount of such beneficial interest and the CUSIP number of the relevant Global Note; (2) the Trustee, upon receipt of such notice, will promptly cause the aggregate principal amount of such Global Note to be reduced by the aggregate principal amount of the beneficial interest to be so exchanged in accordance with the Applicable Procedures; (3) the Company (x) in accordance with Section 2.05 hereof, will promptly execute, for such beneficial interest, a Definitive Note having aggregate principal amount equal to the aggregate principal amount of such beneficial interest, registered in the name of the owner specified in the notice delivered by the Registrar, and bearing such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.05(c) hereof with respect to such Definitive Note; and (4) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note. If, after such exchange, all of the beneficial interests in a Global Note have been exchanged for Definitive Notes, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Transfer and Exchange of Definitive Notes. If Definitive Notes are issued, a Holder may:

(i) transfer a Definitive Note by: (A) surrendering such Definitive Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company, the Trustee and the Registrar reasonably require to ensure that such transfer complies with Section 2.10 hereof and any applicable securities laws; and (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof. Upon the satisfaction of conditions (A), (B) and (C), (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute a new Definitive Note, in the name of the designated transferee, having an aggregate principal amount equal to that of the transferred Definitive Note and bearing such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to such Definitive Note, and (2) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note.

(ii) exchange one or more Definitive Notes for one or more other Definitive Notes of any authorized denominations, in an aggregate principal amount equal to the aggregate principal amount of the one or more Definitive Notes to be exchanged, by surrendering such one or more Definitive Notes, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof. Whenever a Holder so surrenders one or more Definitive Notes for exchange, (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute one or more new Definitive Notes, each in the name of such Holder, in the authorized denomination or denominations that such Holder requested (which authorized denomination or authorized denominations, as the case may be, must in the aggregate equal the aggregate principal amount of the one or more Definitive Notes to be exchanged), and bearing a unique registration number not contemporaneously outstanding and such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee each such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to each such Definitive Note and (2) the Trustee, upon receipt of each such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, each such Definitive Note.

(iii) transfer or exchange a Definitive Note for a beneficial interest in a Global Note by (A) surrendering such Definitive Note for registration of transfer or exchange, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company, the Trustee and the Registrar reasonably require to ensure that such transfer complies with Section 2.10 hereof and any applicable securities laws; (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof; and (D) providing written instructions to the Trustee to make an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), (C) and (D), the Trustee (1) will promptly cancel such Definitive Note and (2) will promptly cause the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Definitive Note, and credit, or cause to be credited, the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Definitive Note, in each case, in accordance with the Applicable Procedures. If at the time of such exchange, no Global Notes are then outstanding, the Company (x) in accordance with Section 2.05 hereof, will promptly execute and deliver to the Trustee a new Global Note registered in the name of the Depositary or a nominee of the Depositary, as the case may be, having the appropriate aggregate principal amount, and bearing such legends as such Global Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Global Note and a Company Order including the information specified in Section 2.05(c) with respect to such Global Note, and (2) the Trustee, upon receipt of such Global Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Depositary, its nominee, or a custodian of the Depositary or its nominee, as the case may be, such Global Note.

Section 2.10 Transfer Restrictions.

(a) Prior to the applicable Free Trade Date and at any time the Company reasonably determines that the legend is required to comply with applicable law, any Restricted Notes will bear the Restricted Notes Legend and will be subject to the restrictions set forth therein and will be deemed to be assigned a Restricted Notes CUSIP. Prior to the applicable Free Trade Date and at any time the Company reasonably determines that the legend is required to comply with applicable law, the shares of Common Stock issuable upon conversion of such Restricted Notes will be issued solely in certificated form and will bear the Restricted Stock Legend and a Restricted Stock CUSIP and be subject to the restrictions set forth therein.

(b) Any Restricted Note (or security issued in exchange or substitution therefor) (i) as to which the applicable Free Trade Date has occurred or such restrictions on transfer shall have otherwise expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of Section 2.09, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restricted Notes Legend required by this Section 2.10 and shall not be assigned a Restricted Notes CUSIP. The Company shall be entitled to instruct the Trustee in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Trustee shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the restrictive legend specified in this Section 2.10 and shall not be assigned a Restricted Notes CUSIP.

Section 2.11 Replacement Notes.

If (a)(i) a mutilated Note is surrendered to the Registrar or (ii) the Holder of a Note claims that such Note has been lost, destroyed or stolen and provides the Company and the Trustee with (A) evidence of such loss, theft or destruction that is reasonably satisfactory to the Company and the Trustee and (B) any amount or kind of security or indemnity that either of the Company or the Trustee reasonably request to protect itself from any loss that it may suffer upon replacement of such Note, and, in either case, (b) such Holder satisfies any other reasonable requirements of the Trustee, including the payment of any tax or other governmental charge that may be imposed in connection with the replacement of such Note, then, in either case, unless the Company or the Trustee receives written notice that such Note has been acquired by a bona fide purchaser, the Company will, in accordance with Section 2.05 hereof, promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, in accordance with Section 2.05 hereof, will promptly authenticate and deliver, in the name of such Holder, a replacement Note having the same aggregate principal amount as the Note that was mutilated or claimed to be lost, destroyed or stolen, bearing any restrictive legends required by Section 2.10 hereof and with a certificate number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 2.11 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, will constitute an original contractual obligation of the Company and any other obligor upon the Notes, regardless of whether the mutilated, destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all benefits of (and will be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.12 Temporary Notes. Until Definitive Notes are ready for delivery, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee will, upon written request of the Company, authenticate and deliver temporary Notes (printed or lithographed) (“Temporary Notes”). Temporary Notes will be issuable in any authorized denomination, and substantially in the form of Definitive Notes, but with such omissions, insertions and variations as may be appropriate for Temporary Notes, all as may be determined by the Company. Every such Temporary Note will be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Definitive Notes. Without unreasonable delay the Company will prepare, execute and deliver to the Trustee or such authenticating agent Definitive Notes (other than any Global Note) and thereupon any or all Temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 2.06 hereof and the Trustee or such authenticating agent will authenticate and deliver in exchange for such Temporary Notes Definitive Notes having an aggregate principal amount equal to such Temporary Notes. Such exchange will be made by the Company at its own expense and without any charge therefor. Until so exchanged, the Temporary Notes will, in all respects, be entitled to the same benefits and subject to the same limitations under this Indenture as Definitive Notes authenticated and delivered hereunder.

Section 2.13 Cancellation. At any time, the Company may deliver Notes to the Trustee for cancellation. Whenever any Note is surrendered to the Registrar, Conversion Agent or Paying Agent for registration of transfer, exchange, conversion, repurchase, redemption or payment, the Registrar, Conversion Agent or Paying Agent, as the case may be, will promptly forward such Note to the Trustee. Upon receipt of any such Note, the Trustee, in its customary manner, will promptly cancel and dispose of such Note. The Company may not issue new Notes to replace Notes that it has repurchased, redeemed, paid or delivered to the Trustee for cancellation or that a Holder has converted pursuant to Article 10 hereof.

Section 2.14 Outstanding Notes. At any time, Notes outstanding are limited to all Notes authenticated by the Trustee except (i) those cancelled by it, (ii) those delivered to it for cancellation and (iii) those deemed not outstanding under Sections 3.05, 10.02, 10.12 and 11.06 hereof and clauses (a) and (b) of this Section 2.14.

(a) If a Note is replaced pursuant to Section 2.11 hereof, such Note will cease to be outstanding at the time of its replacement unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a bona fide purchaser.

(b) In addition, if the Company, any other obligor or an Affiliate of the Company or an Affiliate of such other obligor holds a Note, such Note will be disregarded and deemed not to be outstanding for purposes of determining whether the Holders of the requisite aggregate principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder. Subject to the foregoing, only Notes outstanding at the time of any such determination will be considered in such determination (including determinations pursuant to Articles 6 and 9 hereof).

Section 2.15 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving the payment of the principal of, the Fundamental Change Repurchase Price for, and interest, if any, on, such Note, for the purpose of conversion of such Note and for all other purposes whatsoever with respect to such Note, and none of the Company, the Trustee or any agent of the Company or the Trustee will be affected by any notice to the contrary.

Section 2.16 Repurchases. The Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders. Any Notes that are repurchased or owned by the Company will be submitted to the Trustee for cancellation and will be duly retired by the Company.

Section 2.17 CUSIP and ISIN Numbers.

(a) The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

(b) In addition, if, when any shares of Common Stock are issued upon conversion of a Note, CUSIP and ISIN numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to such shares of Common Stock, which CUSIP and ISIN numbers (i) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend apply, will be the Restricted Stock CUSIP and the corresponding ISIN, and (ii) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend do not apply, will be the Unrestricted Stock CUSIP and the corresponding ISIN.

(c) Whenever any of the CUSIP numbers with respect to the Notes or the shares of Common Stock issuable upon conversion of the Notes changes, ceases to be used, or begins to be used, the Company will deliver prompt written notice of such change, cessation, or beginning to each of the Trustee and the Holders.

Section 2.18 Additional Notes.

If authorized by a Board Resolution, the Company shall be entitled to issue additional Notes under this Indenture (“Additional Notes”) which shall have substantially identical terms as the Notes, other than with respect to (i) the date of issuance, (ii) the issue price and principal amount, (iii) the initial date from which interest begins to accrue and (iv) if applicable, the existence of “transfer” restrictions pursuant to the Securities Act; provided, further, that no Additional Notes may be issued with the same “CUSIP” or “ISIN” number as other Notes unless it is so permitted in accordance with applicable law and such Additional Notes are fungible with the Notes for U.S. federal tax and securities law purposes. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, and in a supplemental indenture, the following information:

(1) the aggregate principal amount of Notes outstanding immediately prior to the issuance of such Additional Notes;

(2) the issue price, if any, the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the issue date of such Additional Notes;

(3) the “CUSIP” or “ISIN” number, as applicable, of such Additional Notes; and

(4) whether such Additional Notes will be Restricted Notes.

ARTICLE 3

REPURCHASE AT THE OPTION OF THE HOLDER

Section 3.01 Fundamental Change Permits Holders To Require The Company To Repurchase the Notes.

(a) General. If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right to require the Company to repurchase for cash all, or any portion, of its Notes in principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof on the Fundamental Change Repurchase Date for such Fundamental Change for an amount of cash equal to the corresponding Fundamental Change Repurchase Price.

(b) Fundamental Change Repurchase Price. The “Fundamental Change Repurchase Price” means, for any Notes to be repurchased on any Fundamental Change Repurchase Date, a price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Fundamental Change Repurchase Date; provided, however, that if a Fundamental Change Repurchase Date occurs after a Regular Record Date, but on or prior to the corresponding Interest Payment Date, the Company will pay the accrued and unpaid interest on such Notes on such Interest Payment Date to the Holder of such Notes on as of the Close of Business on such Regular Record Date.

(c) Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” means, for any Fundamental Change, the date specified by the Company in the Fundamental Change Notice for such Fundamental Change, which date will be not less than 20 Business Days, nor more than 35 Business Days, immediately following the Fundamental Change Notice Date for such Fundamental Change.

Section 3.02 Fundamental Change Notice.

(a) General. On or before the 10th calendar day immediately following the effective date of a Fundamental Change, the Company will deliver, or cause to be delivered, to each Holder (and to any beneficial owners of a Global Note, as required by applicable law), the Trustee and the Paying Agent written notice of the occurrence of such Fundamental Change and the resulting fundamental change repurchase right (the “Fundamental Change Notice,” and the date of such mailing or delivery, the “Fundamental Change Notice Date”). Simultaneously with sending any Fundamental Change Notice to the Holders, the Trustee and the Paying Agent, the Company will publish a notice containing the same information as the Fundamental Change Notice on its website or through such other public medium as the Company may use at such time.

For any Fundamental Change, the Fundamental Change Notice corresponding to such Fundamental Change will specify:

(A) the events causing such Fundamental Change;

(B) the effective date of such Fundamental Change;

(C) the last date on which a Holder may exercise its right to require the Company to repurchase its Notes as a result of such Fundamental Change under this Article 3, which will be the third business day immediately preceding the Fundamental Change Repurchase Date;

(D) the procedures that a Holder must follow to require the Company to repurchase a Note;

(E) the Fundamental Change Repurchase Price for each $1,000 principal amount of Notes for such Fundamental Change;

(F) the Fundamental Change Repurchase Date for such Fundamental Change;

(G) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(H) the Conversion Rate in effect on the Fundamental Change Notice Date for such Fundamental Change and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Fundamental Change Notice Date;

(I) if applicable, any adjustments that will be made to the Conversion Rate as a result of such Fundamental Change, including any Additional Shares by which the Conversion Rate will be increased pursuant to Section 10.07 hereof for a Holder that converts a Note “in connection with” such Fundamental Change;

(J) that any Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if such Holder withdraws such Fundamental Change Repurchase Notice in accordance with the terms of this Indenture;

(K) the procedures for withdrawing a Fundamental Change Repurchase Notice;

(L) that if a Note or portion of a Note is subject to a validly delivered Fundamental Change Repurchase Notice, unless the Company defaults in paying the Fundamental Change Repurchase Price for such Note or portion of a Note, interest, if any, on such Note or portion of a Note will cease to accrue on and after the Fundamental Change Repurchase Date; and

(M) the CUSIP and ISIN number(s) of the Notes.

(b) Failure or Defect. Notwithstanding anything provided elsewhere in this Indenture, neither the failure of the Company to deliver a Fundamental Change Notice nor a defect in a Fundamental Change Notice delivered by the Company will limit the repurchase rights of any Holder under this Article 3 or impair or otherwise affect the validity of any proceedings relating to the repurchase of any Note pursuant to this Article 3.

Section 3.03 Fundamental Change Repurchase Notice.

(a) General. To exercise its repurchase rights under Section 3.01(a) hereof with respect to any Fundamental Change, a Holder must deliver to the Paying Agent, on or before the Close of Business on the third Business Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law:

(A) a duly completed “Form of Fundamental Change Repurchase Notice” in the form of Attachment 2 of the Notes that such Holder is tendering for repurchase (a “Fundamental Change Repurchase Notice”); and

(B) the Notes that such Holder is tendering for repurchase, (A) by book-entry transfer if such Notes are Global Notes, or (B) by physical delivery, if such Notes are Definitive Notes, in each case, together with any endorsements or other documents reasonably requested by the Paying Agent, the Trustee or the Company.

(b) Contents of Fundamental Change Repurchase Notice. The Fundamental Change Repurchase Notice for any Note must state:

(i) if such Note is to be repurchased in part, the principal amount of such Note to be repurchased, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof;

(ii) that such Note will be repurchased by the Company pursuant to the provisions of this Article 3 hereof; and

(iii) if such Note is a Definitive Note, the certificate number of such Note.

If the Notes to be repurchased are Global Notes, the Fundamental Change Repurchase Notice for such Notes must comply with the Applicable Procedures.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such Fundamental Change Repurchase Notice.

(d) Effect of Improper Notice. Unless and until the Paying Agent receives a validly endorsed and delivered Fundamental Change Repurchase Notice with respect to a Note, together with such Note, in a form that conforms in all material aspects with the description contained in such Fundamental Change Repurchase Notice, the Holder submitting the Notes will not be entitled to receive the Fundamental Change Repurchase Price for such Note.

Section 3.04 Withdrawal of Fundamental Change Repurchase Notice.

(a) General. After a Holder delivers a Fundamental Change Repurchase Notice with respect to a Note, such Holder may withdraw such Fundamental Change Repurchase Notice with respect to such Note or any portion of such Note in principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof by delivering to the Paying Agent a written notice of withdrawal prior to the Close of Business on the third Business Day immediately preceding the Fundamental Change Repurchase Date to the Paying Agent. Any such withdrawal notice must state:

(i) the principal amount of the Notes with respect to which such notice of withdrawal pertains, which must equal $1,000 or an integral multiple of $1,000 in excess thereof;

(ii) the principal amount of the Notes that remains subject to the original Fundamental Change Repurchase Notice, which portion must have a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof; and

(iii) if the Notes subject to such Fundamental Change Repurchase Notice were Definitive Notes, the certificate numbers of the Notes to be withdrawn and the certificate numbers of the Notes that will remain subject to the Fundamental Change Repurchase Notice.

If the Notes to be withdrawn are Global Notes, a Holder must deliver its notice of withdrawal in compliance with the Applicable Procedures.

(b) Return of Note. Upon receipt of a validly delivered withdrawal notice, the Paying Agent will promptly (i) if such notice pertains to a Definitive Note or a portion of a Definitive Note, return such Note or portion of a Note to such Holder, in the amount specified in such withdrawal notice; and (ii) if such notice pertains to a beneficial interest in a Global Note, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such beneficial interest, in the amount specified in such withdrawal notice.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a notice of withdrawal with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such notice of withdrawal.

Section 3.05 Effect of Fundamental Change Repurchase Notice.

(a) General. If a Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice (together with all necessary endorsements) with respect to a Note, such Holder may no longer convert such Note unless and until such Holder validly withdraws such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof.

(b) Timing of Payment. Upon the Paying Agent’s receipt of (i) a valid Fundamental Change Repurchase Notice (together with all necessary endorsements) and (ii) the Notes to which such Fundamental Change Repurchase Notice pertains, the Holder of the Notes to which such Fundamental Change Repurchase Notice pertains will be entitled, except to the extent such Holder has validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof, to receive the Fundamental Change Repurchase Price with respect to such Notes on the later of (i) the Fundamental Change Repurchase Date and (ii)(A) if such Notes are Definitive Notes, the date of delivery of such Notes to the Paying Agent, or (B) if such Notes are Global Notes, the date of book-entry transfer of such Notes to the Paying Agent, or, if such later date is not a Business Day, the Business Day immediately following such later date.

(c) Effect of Deposit. If, as of 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date for any Fundamental Change, the Company, in accordance with Section 3.08 hereof, has deposited with the Paying Agent money sufficient to pay the Fundamental Change Repurchase Price for all Notes subject to a Fundamental Change Repurchase Notice validly delivered in accordance with Section 3.03 hereof and not validly withdrawn in accordance with Section 3.04 hereof, at the Close of Business on the Fundamental Change Repurchase Date:

(1) the Notes to be repurchased will cease to be outstanding and interest will cease to accrue on such Notes (whether or not book-entry transfer of such Notes is made or whether or not such Notes are delivered to the Paying Agent); and

(2) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Fundamental Change Repurchase Price upon delivery or transfer of such Notes and any Defaulted Amounts with respect to the Notes) will terminate.

Section 3.06 Notes Repurchased in Part. If any Definitive Note is to be repurchased only in part, the Holder must surrender such Note at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder of such Note or such Holder’s attorney-in-fact, duly authorized in writing), whereupon the Company, in accordance with Section 2.05 hereof, will promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 2.05 hereof, will promptly authenticate and deliver, to the surrendering Holder, a new Note or Notes of any authorized denomination or denominations requested by such Holder in aggregate principal amount equal to the portion of the principal amount of the Note so surrendered which is not repurchased. If any Global Note is repurchased in part, the Company will instruct the Trustee to decrease the principal amount of such Global Note by the principal amount repurchased. Any Notes that are repurchased or owned by the Company, whether or not in connection with a Fundamental Change, will be submitted to the Trustee for cancellation and will be duly retired by the Company.

Section 3.07 Covenant to Comply with Securities Laws upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice under this Article 3, the Company will, to the extent applicable, (i) comply with Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with any applicable United States federal and state securities laws so as to permit Holders to exercise their rights and obligations under Section 3.01 hereof in the time and in the manner specified in Sections 3.01 and 3.03 hereof.

Section 3.08 Deposit of Fundamental Change Repurchase Price. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company will deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Section 2.07 hereof) an amount of immediately available funds sufficient to pay the Fundamental Change Repurchase Price of all the Notes or portions thereof that the Company is required to repurchase on such Fundamental Change Repurchase Date.

Section 3.09 Covenant Not to Repurchase Notes upon Certain Events of Default

(a) General. Notwithstanding anything to the contrary in this Article 3, the Company will not purchase any Notes under this Article 3 if, as of the Fundamental Change Repurchase Date, the principal amount of the Notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a Default that would be cured by the Company’s payment of the Fundamental Change Repurchase Price.

(b) Deemed Withdrawals. If, on any Fundamental Change Repurchase Date, (i) a Fundamental Change Repurchase Notice for a Note has been validly tendered in accordance with Section 3.03 hereof and has not been validly withdrawn in accordance with Section 3.04 hereof, and (ii) pursuant to Section 3.09(a), the Company is not permitted to purchase Notes, the Paying Agent, upon receipt of written notice from the Company stating that the Company, pursuant to Section 3.09(a), is not permitted to purchase Notes, will deem such Fundamental Change Repurchase Notice withdrawn.

(c) Return of Notes. If a Holder tenders a Note for purchase pursuant to this Article 3 and, on the Fundamental Change Repurchase Date, pursuant to Section 3.09(a), the Company is not permitted to purchase such Note, the Paying Agent will (i) if such Note is a Definitive Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such Note.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, the Fundamental Change Repurchase Price for, and any accrued and unpaid interest on, the Notes on the dates and in the manner required under this Indenture. Any principal of, the Fundamental Change Repurchase Price for, or interest on, a Note will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 11:00 a.m. New York City time on the due date, money deposited by the Company in immediately available funds and designated for, and sufficient to pay, such principal, Fundamental Change Repurchase Price or interest then due.

Section 4.02 144A Information. Whenever the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, if any Notes or shares of Common Stock issuable upon the conversion of the Notes constitute “restricted securities” within the meaning of Rule 144, the Company will, upon the request of any Holder or beneficial owner of the Notes, or a holder or beneficial owner of the Common Stock issuable upon the conversion of the Notes, promptly furnish or cause to be furnished to the applicable Holder, beneficial owner, or any prospective purchaser designated by the applicable Holder or beneficial owner, of the Notes, or any holder, beneficial owner, or any prospective purchaser designated by the applicable holder or beneficial owner, of the Common Stock, as the case may be, all of the information that a prospective purchaser of the Notes or the Common Stock, as the case may be, is required to receive under Rule 144A(d)(4) of the Securities Act for such Notes or shares of Common Stock, as the case may be, to be resold to such prospective purchaser pursuant the exemption from registration provided by Rule 144A.

Section 4.03 Reports. The Company will deliver to the Trustee copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe, but excluding any information, documents or reports, or portions thereof subject to confidential treatment and correspondence with the SEC) that the Company is required to deliver to the SEC under Sections 13 or 15(d) of the Exchange Act within 15 days after the Company is required to file such information, documents or other reports with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any document filed by the Company with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee at the time such document is filed via the EDGAR system (or any successor thereto); provided, however, that the Trustee will have no responsibility whatsoever to determine whether the Company has made any filing via the EDGAR system (or any successor thereto).

Delivery of such annual reports, and such other documents, information and other reports to the Trustee will be for informational purposes only, and the Trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates).

Section 4.04 Additional Interest.

(a) General. The Company will pay additional interest (the “Additional Interest”) on the principal amount of any Restricted Notes if required by, and on the terms set forth in, the supplemental indenture which was executed in connection with the issuance of such Restricted Notes.

(b) Notice to Trustee. If the Company is required to pay Additional Interest on any Restricted Note, no later than three Business Days prior to the date on which such Additional Interest is scheduled to be paid, the Company will provide to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) an Officer’s Certificate, which Officer’s Certificate will identify the Restricted Notes to which such Additional Interest is payable by the Restricted Notes CUSIP and state (i) that the Company is obligated to pay Additional Interest pursuant to this Section 4.04, (ii) the amount of such Additional Interest that the Company is required to pay under this Section 4.04, (iii) the amount of such Additional Interest that the Company will pay, (iv) the scheduled date on which such Additional Interest will be paid to the applicable Holders and (v) a direction that the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) pay such Additional Interest to the extent it receives funds from the Company to do so, on the scheduled payment date for such Additional Interest. The Trustee will not have any duty or responsibility to any Holder to determine whether any Additional Interest is payable, or, if any Additional Interest is payable, the amount of such Additional Interest that is payable.

Section 4.05 Compliance Certificate.

(a) Annual Compliance Certificate. Within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2015, the Company will deliver to the Trustee an Officer’s Certificate, which Officer’s Certificate will state to the knowledge of the Officer signing such Officer’s Certificate, (i) whether the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture or, if one or more Defaults or Events of Default have occurred, what events triggered such Defaults or Events of Default and what actions the Company is taking or proposes to take with respect to such Defaults or Events of Default.

(b) Certificate of Default or Event of Default. Within 30 days after becoming aware of the occurrence of any Default, the Company will deliver to the Trustee an Officer’s Certificate describing such Default, its status and a description, in reasonable detail, of what action the Company is taking or proposes to take with respect to such Default.

Section 4.06 [Reserved].

Section 4.07 [Reserved].

Section 4.08 Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.09 Par Value Limitation. The Company will not take any action that, after giving effect to any adjustment pursuant to Section 10.05 or 10.07, would result in the Conversion Price becoming less than the par value of one share of Common Stock. In addition, the Company will not adjust the Conversion Rate pursuant to Section 10.06 such that the Conversion Price would be less than the par value of one share of Common Stock.

Section 4.10 Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.11 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the terms of this Indenture.

Section 4.12 Limitation on Incurrence of Additional Indebtedness. For so long as any Notes are outstanding, the Company will not, nor will it permit any of the Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Debt; provided, however, that the Company may, and may permit any of the Subsidiaries to, incur Indebtedness if:

(a) no Default or Event of Default shall have occurred and be continuing at the time of such incurrence or would occur as a consequence of such incurrence;

(b) after giving pro forma effect to such incurrence, the Consolidated Leverage Ratio would not exceed 2.75 to 1.00; and

(c) after giving pro forma effect to such incurrence, the Consolidated Fixed Charge Coverage Ratio would not be less than 1.25 to 1.00.

For purposes of determining Consolidated Fixed Charge Coverage Ratio, pro forma effect will be given to the incurrence of any Indebtedness giving rise to the need to determine Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio as if such Indebtedness was incurred at the beginning of the applicable period. Furthermore, in giving such pro forma effect, interest on any such Indebtedness determined on a fluctuating basis will be deemed to have accrued at a fixed rate per annum equal to the interest rate on the date of determination of Consolidated Fixed Charge Coverage Ratio (after giving effect to any interest rate Swap Contracts applicable to such Indebtedness and any interest rate elections made by the Company or the Subsidiaries).

ARTICLE 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01 Company May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Company will not, directly or indirectly, (1) consolidate with or merge with or into any other Person, or (2) sell, convey, transfer or lease all or substantially all of its consolidated properties and assets to any other Person (any such transaction, a “Reorganization Event”), unless:

(a) either:

(i) the Company is the surviving corporation; or

(ii) the resulting, surviving or transferee Person (if other than the Company) of such Reorganization Event (the “Reorganization Successor Corporation”):

(A) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(B) expressly assumes, by executing and delivering a supplemental indenture to the Trustee that is reasonably satisfactory in form to the Trustee in accordance with Section 9.03 hereof, all of the obligations of the Company under the Notes and this Indenture; and

(b) immediately after giving effect to such Reorganization Event, no Default will have occurred and be continuing.

Section 5.02 Successor Substituted. If any Reorganization Event occurs that complies with Section 5.01(a)(ii) and 5.01(b) hereof, and the Company has complied with Section 5.03 hereof:

(a) from and after the date of such Reorganization Event, the Reorganization Successor Company for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Reorganization Successor Company had been named as the Company herein; and

(b) except in the case of a Reorganization Event that is a conveyance, transfer or lease of all or substantially all of the Company’s consolidated property and assets, the Person named as the “Company” in the first paragraph of this Indenture or any successor that will thereafter have become such in the manner prescribed in this Article 5 will be released from its obligations under this Indenture and may be dissolved, wound up and liquidated at any time.

Section 5.03 Opinion of Counsel to Be Given to Trustee. If the Company will not be the surviving corporation, at or prior to the effective date of the consolidation, merger, sale, conveyance, transfer or lease, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that such consolidation, merger, sale, conveyance, transfer or lease and such assumption complies with the provisions of this Article 5 and the supplemental indenture complies with the provisions of this Article 5 and Article 9 and that all conditions precedent herein provided for relating to such transaction have been complied with. For the avoidance of doubt, the Trustee shall have no duty or obligation to determine whether the Company is the surviving corporation as a result of such consolidation, merger, sale, conveyance, transfer or lease.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following events will be an “Event of Default”:

(i) the Company fails to pay the principal of the Notes (including any Fundamental Change Repurchase Price) when due at maturity, upon a Fundamental Change Repurchase Date, declaration of acceleration or otherwise;

(ii) the Company fails to pay any interest on the Notes when due and such failure continues for a period of 30 days after the applicable due date;

(iii) the Company fails to give any Fundamental Change Notice or notice of a Make-Whole Fundamental Change, in each case, when due and such failure continues for a period of 5 days;

(iv) the Company fails to comply with its obligation to convert a Note in accordance with Article 10 hereof upon a Holder’s exercise of its conversion rights with respect to such Note;

(v) the Company fails to comply with its obligations under Article 5 hereof;

(vi) the Company fails to perform or observe any of its covenants or warranties in this Indenture or in the Notes (other than a covenant or agreement specifically addressed in clauses (i) through (v) above) and such failure continues for a period of 60 days after (A) the Company receives notice of such failure from the Trustee or (B) the Company and the Trustee receive written notice of such failure from Holders of at least 25% of the aggregate principal amount of then outstanding Notes;

(vii) the default by the Company or any of the Significant Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any of the Significant Subsidiaries in excess of $10,000,000 in the aggregate, whether such indebtedness exists as of the Issue Date or is later created, if that default:

(A) results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

(B) constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

and such acceleration shall not have been rescinded or annulled or such failure to pay cured within 30 days after written notice has been received by the Company or such Significant Subsidiary from the Trustee or by the Trustee, the Company and such Significant Subsidiary from the Holders of at least 25% in principal amount of the Notes then outstanding.

(viii) a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance) is rendered against the Company or any of the Significant Subsidiaries, and such judgment is not discharged or stayed within 60 days after (i) the date on which all rights to appeal such judgment have expired if no appeal has commenced or (ii) the date on which all rights to appeal have been extinguished;

(ix) the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) takes any comparable action under any foreign laws relating to insolvency; or

(F) generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case or proceeding;

(B) appoints a Custodian of the Company or any Significant Subsidiary, or for any substantial part of the property of the Company or any Significant Subsidiary;

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and, in each such case, the order or decree remains unstayed and in effect for 60 days.

Section 6.02 Acceleration.

(a) Automatic Acceleration in Certain Circumstances. If an Event of Default specified in Sections 6.01(ix) or 6.01(x) hereof occurs with respect to the Company (but not any of the Significant Subsidiaries), the principal amount of, and all accrued and unpaid interest, if any, on, all of the then outstanding Notes will immediately become due and payable without any further action or notice by any party.

(b) Optional Acceleration. If any Event of Default (other than an Event of Default specified in Sections 6.01(ix) or 6.01(x) hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of, and all accrued and unpaid interest, if any, on, all then outstanding Notes to be immediately due and payable by delivering written notice to the Company, and upon such declaration, the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding Notes will immediately become due and payable.

(c) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture, the Holders of a majority of the aggregate principal amount of the then outstanding Notes may, on behalf of the Holders of all of the then outstanding Notes, rescind any acceleration of the Notes and its consequences hereunder by delivering written notice to the Trustee if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) any and all existing Events of Default, other than the nonpayment of the principal of, the Fundamental Change Repurchase Price for, or any interest on, the Notes that has become due solely as a result of acceleration, have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price for, the Notes or to enforce the performance of any provision of the Notes or this Indenture regarding any other matter.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04 Sole Remedy for Failure to Report.

(a) General. Notwithstanding anything to the contrary in the Notes or in this Indenture, the Company may elect that the sole remedy for any Event of Default specified in Section 6.01(vi) hereof relating to the Company’s failure to comply with the reporting obligations under Section 4.02 or 4.03 hereof (a “Reporting Event of Default”) will, for the period beginning on the date on which such Reporting Event of Default first occurred and ending on the earlier of (A) the date on which such Reporting Event of Default is cured or validly waived in accordance with Section 6.05 hereof and (B) the 270th calendar day immediately following the date on which such Reporting Event of Default first occurred, consist exclusively of the right to receive additional interest (the “Extension Fee”) on the Notes at a rate equal to 0.50% per annum on the principal amount of the then outstanding Notes. If the Company elects, the Extension Fee will be payable in the same manner and on the same dates as the stated interest payable on the Notes. The Extension Fee will accrue in addition to any Additional Interest that the Company is obligated to pay under Section 4.04 hereof.

(b) Limitation on Remedy. If (i) a Reporting Event of Default occurs and the Company elects that the sole remedy with respect to such Reporting Event of Default will be the Extension Fee and (ii) on the 271st day immediately following, and including, the date on which such Reporting Event of Default first occurred, such Reporting Event of Default has not been cured or validly waived in accordance with Section 6.05 hereof, then the Notes will become subject to acceleration under Section 6.02(b) hereof on account of such Reporting Event of Default.

(c) Company Election Notice. To elect to pay the Extension Fee as the sole remedy for a Reporting Event of Default, the Company must deliver written notice of such election to the Holders, the Paying Agent and the Trustee prior to the date on which such Reporting Event of Default first occurs. Any such notice must include a brief description of the report or reports that the Company failed to file that caused such Reporting Event of Default, a statement that the Company is electing to pay the Extension Fee and the date on which such Reporting Event of Default will occur.

If a Reporting Event of Default occurs and the Company fails to timely deliver such notice for such Reporting Event of Default, the Notes will be subject to acceleration under Section 6.02(b) hereof on account of such Reporting Event of Default.

(d) Other Events of Default. Notwithstanding anything to the contrary herein, if the Company elects to pay the Extension Fee with respect to any Reporting Event of Default, the Company’s election will not affect the rights of any Holder with respect to any other Event of Default. For the avoidance of doubt, in no event will the Company be obligated to pay the Extension Fee at a rate greater than 0.50% per annum on the principal amount of then outstanding Notes, regardless of the number of events or circumstances giving rise to requirements to pay such Extension Fee.

Section 6.05 Waiver of Past Defaults. If an Event of Default described in Sections 6.01(i), 6.01(ii), 6.01(iv) or 6.01(vi) (which, in the case of Section 6.01(vi) only, relates to a covenant that cannot be amended without the consent of each affected Holder) or a Default that would lead to such an Event of Default occurs and is continuing, such Event of Default or Default may be waived only with the consent of each affected Holder. Every other Event of Default or Default may be waived by the Holders of a majority of the aggregate principal amount of then outstanding Notes. Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.06 Control by Majority. At any time, the Holders of a majority of the aggregate principal amount of then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 hereof, that the Trustee determines to be unduly prejudicial to the rights of any other Holder or that would potentially involve the Trustee in personal liability. Prior to taking any action hereunder, the Trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.07 Limitation on Suits. Except to enforce (i) its rights to receive the principal of, the Fundamental Change Repurchase Price for, interest, if any, on, a Note, or (ii) the failure of the Company to comply with its obligations under Article 10 to convert any Note, no Holder may pursue a remedy with respect to this Indenture or the Notes unless:

(a) such Holder has delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of then outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d) the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of then outstanding Notes did not deliver to the Trustee a direction inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.08 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the principal of, the Fundamental Change Repurchase Price for, accrued and unpaid interest, if any, on, and any consideration due under Article 10 upon conversion of, its Note, on or after the respective due date, or to bring suit for the enforcement of any such payment and/or delivery on or after the respective due date, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.07 hereof.

Section 6.09 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i), 6.01(ii) or 6.01(iv) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, the Fundamental Change Repurchase Price for, and interest, if any, on, the Notes, and such further amount as is sufficient to cover the costs and expenses of collection provided for under Section 7.06 hereof.

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it will pay out the money or property in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, the Fundamental Change Repurchase Price for, accrued and unpaid interest, if any, on, and any cash due upon the conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Indenture, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, as to the truth of the statements and the correctness of the opinions expressed therein, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b) hereof;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.06, 12.03 or 12.04 hereof.

(d) Whether herein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), (b) and (c) hereof.

(e) The Trustee will not be liable for interest on any money received by it hereunder or risk or expend any of its own funds.

(f) Money or shares of Common Stock held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Article 7, and the provisions of this Article 7 will apply to the Trustee, Registrar, Paying Agent and Conversion Agent.

(i) The Trustee will not be deemed to have notice of a Default or an Event of Default unless (i) a Trust Officer of the Trustee has received written notice of any event which is in fact such a Default at its Corporate Trust Office thereof from the Company or any Holder, and such notice references the Notes and this Indenture or (ii) a Trust Officer has actual knowledge thereof.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document, including, but not limited to any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and at the expense of the Company, and will incur no liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, shall be entitled to receive an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officer’s Certificate or Opinion of Counsel. Notwithstanding this Section 7.02(b), no Opinion of Counsel will be required in connection with the removal of the Restricted Notes Legend for any Restricted Notes on or after the Free Trade Date with respect to such Restricted Notes.

(c) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys or custodians and will not be responsible for the misconduct or negligence of any agent, attorney or custodian appointed with due care.

(d) So long as the Trustee’s conduct does not constitute willful misconduct or negligence, the Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its own selection, and the advice or any Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture will not be construed as a duty unless so specified herein.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Registrar, Paying Agent and Conversion Agent.

(i) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(j) In no event will the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(m) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest it must eliminate the conflict within 90 days or resign. Any Paying Agent, Registrar, Conversion Agent or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.09 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it will not be accountable for the Company’s use of the proceeds from the Notes, and it will not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of any Notes of the proceeds thereof.

Section 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Trustee will send to each Holder notice of the Default or Event of Default within 90 days after such Default or Event of Default first occurs, or, if it is not known to the Trustee within 90 days, as soon as practicable after it is known to the Trustee; provided, however, that except in the case of a Default or Event of Default that is, or would lead to an Event of Default, described in Section 6.01(i), 6.01(ii) or 6.01(iv) hereof, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06 Compensation and Indemnity

(a) The Company will pay to the Trustee, from time to time, such compensation as will be agreed upon, from time to time, in writing for its services. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee for all reasonable fees and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses will include the reasonable compensation, fees and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company will fully indemnify the Trustee against any and all loss, liability, claim, damage or expense (including (i) reasonable attorneys’ fees and expenses and (ii) taxes, other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, any Holder or any other Person). The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company of any claim for which it may seek indemnity of which a Trust Officer has actually received written notice will not relieve the Company of its obligations hereunder except to the extent such failure will have materially prejudiced the Company. The Company will defend the claim and the Trustee will cooperate in the defense. If the Trustee is advised by counsel in writing that it may have available to it defenses that are in conflict with the defenses available to the Company, then the Trustee may have separate counsel, and the Company will pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence, as determined by a final non-appealable decision of a court of competent jurisdiction. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee will extend to its officers, directors, employees, agents, attorneys, custodians, successors and assigns.

(b) The Company’s payment and indemnity obligations pursuant to this Section 7.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture. If the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(ix) or 6.01(x) hereof with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) The Trustee may resign at any time by notifying the Company, in writing, at least 30 days prior to the proposed resignation. The Holders of a majority in aggregate principal amount of then outstanding Notes may remove the Trustee by notifying the Trustee, in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.09 hereof;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Company will promptly appoint a successor Trustee.

(c) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will, upon payment of all of its costs and the costs of its agents and counsel, promptly transfer all property held by it as Trustee to the successor Trustee.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act will be the successor Trustee.

(b) In case at the time such successor or successors by merger, conversion or consolidation to the Trustee succeeds to the trusts created by this Indenture, any of the Notes have been authenticated, but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and, in case at that time any of the Notes have not been authenticated, any such successor to the Trustee may authenticate such Notes, either in the name of any predecessor hereunder or in the name of the successor to the Trustee.

Section 7.09 Eligibility; Disqualification. The Trustee will have (or, in the case of a corporation included in a bank holding company system, the related bank holding company will have) a combined capital and surplus of at least $50,000,000, as set forth in its (or its related bank holding company’s) most recent published annual report of condition.

Section 7.10 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action will be taken or such omission will be effective. The Trustee will not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date will not be less than three Business Days after the date any Officer actually receives such application, unless any such Officer has consented in writing to any earlier date), unless prior to taking any such action (or the effective date in the case of any omission), the Trustee has received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE 8

SATISFACTION AND DISCHARGE

Section 8.01 Discharge of Liability on Notes. When (a)(i) the Company delivers to the Registrar all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof) for cancellation or (ii) all outstanding Notes have become due and payable, whether at the Maturity Date, any Fundamental Change Repurchase Date, or upon conversion or otherwise, and the Company irrevocably deposits with the Trustee or delivers to the Holders, as applicable, cash and/or shares of Common Stock and cash (in lieu of fractional shares of Common Stock) (solely to satisfy amounts due and owing as a result of conversions of the Notes), sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof), (b) the Company pays all other sums payable by it under this Indenture with respect to the then outstanding Notes and (c) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all of the applicable conditions precedent to the discharge of this Indenture described in this Section have been satisfied, then, subject to Section 7.06 hereof, this Indenture will cease to be of further effect with respect to the Notes and the Holders and the Trustee will acknowledge the satisfaction and discharge of this Indenture with respect to the Notes.

Notwithstanding the satisfaction and discharge of this Indenture, (i) any obligation of the Company to any Holder under Article 10 hereof with respect to the conversion of any Note or to the Trustee under Section 7.06 hereof with respect to compensation or indemnity, and (ii) any obligation of the Trustee with respect to money deposited with the Trustee under this Article 8 will survive.

Section 8.02 Repayment to the Company. Subject to any applicable unclaimed property law, the Trustee and the Paying Agent, upon receiving a written request from the Company, will promptly turn over to the Company any cash or securities, including shares of Common Stock, held for payment on the Notes that remains unclaimed two years after the date on which such payment was due. After the Trustee and the Paying Agent return such cash and securities, including shares of the Common Stock, to the Company, the Trustee and the Paying Agent will have no further liability to any Holder with respect to such cash and securities, including shares of Common Stock, and any Holder entitled to the payment of such cash or securities, including shares of Common Stock, under the Notes or this Indenture must look to the Company for payment as a general creditor of the Company.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Without Consent of Holders. The Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder:

(a) to add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(b) to secure the Notes;

(c) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Reorganization Successor Corporation as described in Article 5 hereof;

(d) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Merger Successor Corporation as described in Section 10.08 or to modify the conversion rights of the Holders in accordance with Section 10.08 hereof upon the occurrence of a Merger Event;

(e) to provide for the conversion of the Notes into Reference Property and effect any other changes to the terms of the Notes required in connection therewith;

(f) to surrender any right or power conferred upon the Company under this Indenture;

(g) to add to the Company’s covenants or events of default for the benefit of the Holders;

(h) to cure any ambiguity or correct any inconsistency or defect in this Indenture or in the Notes;

(i) to modify or amend the Indenture to permit the qualification of the Indenture or any supplemental indenture under the TIA as then in effect;

(j) to evidence the acceptance of appointment by a successor Trustee with respect to this Indenture;

(k) to make any other change that would not reasonably be expected to adversely affect the interests of any Holder of the Notes;

(l) to comply with the rules of any applicable Depositary; and

(m) to provide for the issuance of Additional Notes pursuant to Section 2.18

Section 9.02 With Consent of Holders. With the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes), by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, may amend or supplement this Indenture or the Notes, or waive any past Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:

(a) reduce the principal amount of, or change the Maturity Date of, any Note;

(b) reduce the rate of, or extend the stated time for payment of, interest on any Note;

(c) reduce the Fundamental Change Repurchase Price of any Note or change the time at which, or the circumstances under which, the Notes may, or will be, redeemed or repurchased;

(d) impair the right of any Holder to institute suit for any payment on any Note, including with respect to any consideration due upon conversion of a Note;

(e) make any Note payable in a currency other than that stated in the Note;

(f) impair the conversion rights of any Holder under Article 10 hereof or otherwise reduce the number of shares of Common Stock, amount of cash or any other property receivable by a Holder upon conversion;

(g) change the ranking of the Notes;

(h) reduce any voting requirements included in this Indenture;

(i) make any change to any amendment, modification or waiver provision of this Indenture that requires the consent of each affected Holder; or

(j) reduce the percentage of the aggregate principal amount of then outstanding Notes whose Holders must consent to an amendment of this Indenture or a waiver of a past Default.

It will not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance of such proposed amendment.

Section 9.03 Execution of Supplemental Indentures. Upon the request of the Company, the Trustee will sign any supplemental indenture authorized pursuant to this Article 9 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee under this Indenture. If the supplemental indenture adversely affects the Trustee’s rights, duties, liabilities or immunities under this Indenture, then the Trustee may, but need not, sign such supplemental indenture. In executing any such supplemental indenture, the Trustee will be provided with, and, subject to the provisions of Section 7.01 hereof, will be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized and permitted under this Indenture and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 9.04 Notices of Supplemental Indentures. After an amendment or supplement to this Indenture or the Notes pursuant to Sections 9.01 or 9.02 hereof becomes effective, the Company will promptly deliver written notice to the Trustee, which notice will briefly describe the substance of such amendment or supplement to this Indenture in reasonable detail and state the effective date of such amendment or supplement. The Company, or the Trustee, at the direction of the Company, will then promptly deliver a copy of such notice to each Holder. The failure to deliver such notice to each Holder, or any defect in such notice, will not impair or affect the validity of such amendment or supplement to this Indenture.

Section 9.05 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9:

(a) this Indenture will be modified in accordance therewith;

(b) such supplemental indenture will form a part of this Indenture for all purposes; and

(c) every Holder of Notes theretofore, or thereafter, authenticated and delivered hereunder will be bound thereby.

Section 9.06 Revocation and Effect of Consents, Waivers and Actions.

(a) Revocation. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder, and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder, or subsequent Holder, may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

(b) Regular Record Dates. The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required, or permitted, to be taken pursuant to this Indenture. If a record date is fixed, then those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date. No such consent will be valid or effective for more than 120 days after such record date.

(c) Binding Effect. After an amendment, supplement or waiver becomes effective, it will bind every applicable Holder. Any amendment or supplement will become effective in accordance with the terms of the supplemental indenture relating thereto, which will become effective upon the execution thereof by the Trustee.

Section 9.07 Notation on, or Exchange of, Notes. If any amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on such Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company, in exchange for the Note, will issue and the Trustee will authenticate a new Note that reflects the changed terms.

ARTICLE 10

CONVERSIONS

Section 10.01 Right To Convert.

(a) In General. Subject to, and upon compliance with, the provisions of this Article 10, until the Close of Business on the third Business Day immediately preceding the Maturity Date, a Holder may, at its option, convert all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, into a number of shares of Common Stock and an amount of cash in lieu of fractional shares of Common Stock, all as determined in accordance with Section 10.03 hereof. Notes may not be converted after the Close of Business on the third Business Day immediately preceding the Maturity Date.

(b) Closed Periods. Notwithstanding anything to the contrary in this Indenture, if a Holder tenders a Fundamental Change Repurchase Notice with respect to its Notes in accordance with Article 3 hereof, such Notes may not be converted except to the extent (A) such Notes are not subject to such Fundamental Change Repurchase Notice; (B) such Fundamental Change Repurchase Notice is withdrawn in accordance with Article 3 hereof; or (C) the Company fails to pay the Fundamental Change Repurchase Price for such Notes in accordance with Section 3.08 hereof.

Section 10.02 Conversion Procedures.

(a) General. To exercise its conversion right with respect to a beneficial interest in a Global Note, the owner of such beneficial interest must (i) comply with the Applicable Procedures for converting such beneficial interest; (ii) pay any funds equal to interest payable between the Conversion Date and the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (iii) pay any transfer or similar taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

To exercise its conversion right with respect to a Definitive Note, the Holder of such Note must (i) complete and manually sign the conversion notice on the back of the Note, or a facsimile of such conversion notice (such notice, or such facsimile, the “Conversion Notice”); (ii) deliver such signed and completed Conversion Notice, which is irrevocable, and such Note to the Conversion Agent at its office; (iii) furnish any endorsements and transfer documents that the Company, Conversion Agent, Trustee or Transfer Agent may require; (iv) pay any funds equal to interest payable between the Conversion Date and the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (v) pay any transfer or similar taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

The first Business Day on which a Holder satisfies the foregoing requirements with respect to a Note and on which conversion of such Note is not otherwise prohibited under this Indenture will be the “Conversion Date” for such Note.

The conversion of any Note will be deemed to occur at the Close of Business on the Conversion Date for such Note, and any converted Note or portion thereof will cease to be outstanding upon conversion.

(b) Holder of Record. If a Holder surrenders the entire principal amount of a Note for conversion, such Person will no longer be the Holder of such Note as of the Close of Business on the Conversion Date for such Note.

Upon the conversion of a Note, the Person in whose name such shares of Common Stock will be registered will become the holder of record of such shares of Common Stock at the Close of Business on the Conversion Date for such Note.

(c) Conversions in Part. If a Holder surrenders only a portion of the principal amount of a Definitive Note for conversion, promptly after the Conversion Date for such portion, the Company will, in accordance with Section 2.05 hereof, execute and deliver to the Trustee, and the Trustee will, upon receipt of a Company Order, in accordance with Section 2.05 hereof, authenticate and deliver to such Holder a new Definitive Note in an authorized denomination, having a principal amount equal to the aggregate principal amount of the unconverted portion of the Definitive Note surrendered for conversion and bearing registration numbers not contemporaneously outstanding and any restrictive legends that such Definitive Note must bear under Section 2.10 hereof.

Upon the conversion of any beneficial interest in a Global Note, the Conversion Agent will promptly request that the Trustee make a notation on the “Schedule of Increases and Decreases of Global Note” of such Global Note to reduce the principal amount represented by such Global Note by the principal amount of the converted beneficial interest. If all of the beneficial interests in a Global Note are so converted, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Reimbursement of Interest upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date, but prior to the Open of Business on the Interest

Payment Date corresponding to such Regular Record Date, such Holder must accompany such Note with an amount of cash equal to the amount of interest, if any, that will be payable on such Note from (and including) the Conversion Date until the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (A) for conversions following the Regular Record Date immediately preceding the Maturity Date; (B) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the Holder converts its Note after the Close of Business on such Regular Record Date and on or prior to the Open of Business on such Interest Payment Date; (C) if the Company has specified a Mandatory Conversion Date that is after a Regular Record Date and on or prior to the Business Day immediately following the Interest Payment Date corresponding to such Regular Record Date; or (D) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(e) Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion; provided, however, that if any tax is due because the converting Holder requested that shares of Common Stock be issued in a name other than its own, such Holder will pay such tax and the Conversion Agent, until having received a sum sufficient to pay such tax, may refuse to deliver any certificates representing the shares of Common Stock being issued in a name other than that of such Holder.

(f) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

Section 10.03 Conversion Obligation.

(a) Conversion Obligation. Except as set forth in Sections 10.07 and 10.08 hereof, if a Holder surrenders all or a portion of a Note for conversion, the Company will deliver to such Holder, on the third Business Day immediately following the Conversion Date for such Note, (i) a number of shares of Common Stock equal to the product of (A)(x) the aggregate principal amount of such Note to be converted divided by (y) $1,000 and (B) the Conversion Rate in effect on such Conversion Date, rounded down to the nearest whole number, (ii) an amount of cash equal to the product of (A) the fraction of a share of Common Stock eliminated by such rounding and (B) the Last Reported Sale Price of the Common Stock on such Conversion Date (or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (iii) an amount of cash equal to accrued and unpaid interest to the Conversion Date; unless the Conversion Date occurs during the period after the Close of Business on any Regular Record Date and before the Close of Business on the related Interest Payment Date, in which case interest will be payable on such Interest Payment Date to the Holders in whose names the Notes are registered at the Close of Business on the relevant Regular Record Date.

(b) Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one Note on a single Conversion Date, the number of shares of Common Stock that the Company will deliver to the converting Holder, the amount of cash that the Company will pay to such Holder in lieu of fractional shares of Common Stock and the amount of accrued and unpaid interest, will be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

Section 10.04 Common Stock Issued Upon Conversion.

(a) Prior to issuing of any shares of Common Stock under this Article 10, and from time to time thereafter as may be necessary, the Company will reserve out of its authorized but unissued shares of Common Stock a number of shares of Common Stock sufficient to permit the conversion of the Notes.

(b) Any shares of Common Stock delivered upon the conversion of the Notes will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Company will endeavor to comply promptly with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes; provided that the Company will not be obligated to register the offer and sale of such Common Stock under the Securities Act or any other applicable securities laws. The Company will also use commercially reasonable efforts to cause any shares of Common Stock issuable upon conversion of a Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock.

(c) If any shares of the Common Stock issued upon conversion will, upon delivery as part of the conversion obligation, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock (i) will be issued in physical, certificated form; (ii) will not be held in book-entry form through the facilities of the Depositary; and (iii) will bear any restrictive legends the Company or the Transfer Agent deem necessary to comply with applicable law.

Section 10.05 Adjustment of Conversion Rate. The Company will adjust the Conversion Rate from time to time as described in this Section 10.05, except that the Company will not make an adjustment to the Conversion Rate if each Holder participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock, and solely as a result of holding the Notes, in the relevant transaction described in this Section 10.05 without having to convert its Notes as if it held a number of shares of the Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, Effective Date or expiration date, and (ii) the aggregate principal amount of Notes held by such Holder (express in thousands) on such date, rounded up to the nearest whole number.

(a) Stock Dividends and Share Splits. If the Company issues shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock, or if the Company effects a share split of the Common Stock or a share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the record date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such record date or the Open of Business on such Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such record date or the Open of Business on such Effective Date; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

The foregoing adjustment to the Conversion Rate under this clause (a) shall become effective immediately after the Close of Business on the record date for such dividend or distribution or immediately after the Open of Business on the Effective Date of such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 10.05(a) is declared, but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date that the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

(b) Rights, Options and Warrants. If the Company issues to all or substantially all holders of its outstanding Common Stock rights, options or warrants entitling such holders for a period of not more than 60 calendar days after the date of such issuance to subscribe for, or purchase, shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the declaration date of such issuance, the Conversion Rate will be increased based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such record date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such record date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the declaration date of the issuance of such rights, options or warrants.

Any increase made under this Section 10.05(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the record date for such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be immediately decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be immediately decreased to the Conversion Rate that would then be in effect if the record date for such issuance had not occurred.

For purposes of this Section 10.05(b), in determining whether any rights, options or warrants entitle holders of the Common Stock to subscribe for, or purchase, shares of Common Stock at a price less per share than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for an issuance, and in determining the aggregate offering price of such shares of Common Stock, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs and Other Distributed Property.

(i) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(A) dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to Section 10.05(a) hereof or Section 10.05(b) hereof, as applicable;

(B) dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to Section 10.05(d) hereof;

(C) Spin-Offs for which the provisions set forth in Section 10.04(c)(ii) hereof will apply; and

(D) except as otherwise described below pursuant to which an adjustment is made to the Conversion Rate pursuant to this clause (c), rights issued pursuant to any Company shareholder rights plan then in effect, then the Conversion Rate will be increased based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such record date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company’s Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property or rights, options or warrants to acquire the Company’s Capital Stock or other securities distributed with respect to each outstanding share of Common Stock on the record date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for the distribution, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets or property, rights, options or warrants to acquire Capital Stock or other securities that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution.

The foregoing increase made in the Conversion Rate under the portion of this clause (c) above will become effective immediately after the Close of Business on the record date for such distribution. If such distribution is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the Conversion Rate will be immediately decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the Valuation Period for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Valuation Period for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

If, however, the Conversion Date for a Note occurs after the record date for a Spin-Off, but on or prior to the first Trading Day of the Valuation Period for such Spin-Off, the Conversion Date will be postponed until the Business Day immediately following such Trading Day (and the definition of “FMV0” will be modified pursuant to the immediately following proviso); provided, that if the Conversion Date for a Note occurs after the first Trading Day of the Valuation Period for a Spin-Off, but on or before the last Trading Day of such Valuation Period, the reference in the above definition of “FMV0” to “10” will be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date of such Spin-Off to, but excluding, such Conversion Date.

(d) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the outstanding Common Stock, the Conversion Rate will be increased based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the record date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the record date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for such cash dividend or distribution, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. The foregoing increase in the Conversion Rate made under this clause (d) shall become effective immediately after the Close of Business on the record date for such dividend or distribution. If any such dividend or distribution of the type described in this clause (d) is declared but not so paid or made, the Conversion Rate will be immediately decreased, effective as of the date that the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) Tender Offers or Exchange Offers. If the Company or any of the Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (such last date, the “Expiration Date”), the Conversion Rate will be increased based on the following formula:

    Where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration time on the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration time on the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the Expiration Date.

If, however, the Conversion Date for a Note occurs after the first Trading Day during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, but on or prior to the last Trading Day of such period, the reference in the above definition of “SP1” to “10” and the references in the above definitions of “CR0” and “CR1” to “10th” will be deemed replaced with references to such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, such Conversion Date.

(f) Successive Adjustments. After an adjustment to the Conversion Rate under this Article 10, any subsequent event requiring an adjustment under this Article 10 will cause an adjustment to the Conversion Rate as so adjusted, without duplication.

(g) Adjustments Not Yet Effective. If a Holder converts a Note and, as of the Conversion Date for such Note, any distribution or transaction that requires an adjustment to the Conversion Rate pursuant to Sections 10.05(a) through (e) hereof has occurred but has not yet resulted in an adjustment to the applicable Conversion Rate on the Conversion Date and the shares of Common Stock that such Holder will receive upon settlement of its converted Note are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then the Company will adjust the number of shares of Common Stock that it delivers to such Holder to reflect the relevant distribution or transaction.

(h) Shareholder Rights Plans. To the extent that the Company’s rights plan is in effect when a Holder converts a Note, the Company will deliver to such Holder, in addition to each share of Common Stock otherwise issuable to such Holder upon conversion of such Note, any rights that, under the rights plan, would be applicable to a share of Common Stock, unless prior to the Conversion Date for such Note, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 10.05(c)(i) as if, at the time of such separation, the Company had distributed to all holders of the Common Stock shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities as described in Section 10.05(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Other Adjustments. Whenever any provision of this Indenture requires the calculation of the Last Reported Sale Price, or a function thereof over a span of multiple days, the Company will make appropriate adjustments to the Last Reported Sale Price or such function thereof to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the record date, Effective Date, Mandatory Conversion Date or expiration date of the event occurs at any time during the period when the Last Reported Sale Prices or functions thereof are to be calculated.

(j) Restrictions on Adjustments. Except as a result of (i) a reverse share split, share combination, or readjustment resulting from dividends or distributions having been declared but not paid or made, (ii) readjustments resulting from distributed rights, options or warrants to the extent that shares of Common Stock have not been delivered after the expiration of such rights, including because the issued rights, options or warrants were not exercised and readjustments where rights options or warrants were not issued, (iii) readjustments resulting from the distribution of Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company having been declared but not paid, (iv) readjustments resulting from distributions or deemed distributions of contingent rights, options or warrants that were redeemed or repurchased without being exercised prior to their expiration or termination and (v) readjustment from cash dividends or distributions having been declared but not paid or made, in no event will the Conversion Rate be immediately adjusted downward pursuant to Sections 10.05(a), (b), (c), (d) or (e) hereof.

In addition, notwithstanding anything to the contrary elsewhere in this Indenture, the Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of the Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the Issue Date;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest.

(k) Deferral of Adjustments. The Company may defer any adjustment to the Conversion Rate unless such adjustment would increase the Conversion Rate by at least 1% of the Conversion Rate in effect at the time the Company would otherwise be required to make such adjustment; provided, however, that if the Company defers an adjustment pursuant to this Section 10.05(k), then the Company must carry forward such adjustment and take it into account in any future adjustment. Notwithstanding the foregoing, (i) upon the Conversion Date for any Note, (ii) on the Make-Whole Fundamental Change Effective Date or the Mandatory Conversion Date and (iii) on each annual anniversary of the Issue Date, the Company will give effect to all adjustments that it has otherwise been deferred pursuant to this Section 10.05(k), and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(l) Miscellaneous.

(i) Certain Definitions.

(A) For purposes of this Section 10.05, the number of shares outstanding at any time will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock, but so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, will not include shares of Common Stock held in the treasury of the Company.

(B) For purposes of this Section 10.05, the term “Effective Date” will mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

(C) For purposes of this Section 10.05, the term “Ex-Dividend Date” will mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Section 10.06 Voluntary Adjustments.

(a) Best Interest Increases. Subject to the limitations of Section 10.06(d) hereof, the Company may, from time to time, to the extent permitted by law, increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is in the best interest of the Company, (ii) such increase is in effect for a period of at least 20 Business Days, and (iii) during such period, such increase is irrevocable.

(b) Tax-Related Increases. Subject to the limitations of Section 10.06(d) hereof and to the extent permitted by law, the Company may (but is not required to) increase the Conversion

Rate if the Board of Directors determines that such increase is advisable to avoid, or diminish, any income tax imposed on holders of the Common Stock or rights to purchase the Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) or similar event treated as such for U.S. federal income tax purposes.

(c) Notices. Whenever the Board of Directors determines that the Company will increase the Conversion Rate pursuant to this Section 10.06, the Company will send to each Holder notice of such increase at least 15 Business Days before such increase will take effect, which notice will state the increase to be made and the period during which such increase will be in effect.

(d) Voluntary Actions. The Company will not take any voluntary action that would result in an adjustment to the Conversion Rate pursuant to Sections 10.05, 10.06 and 10.07 without complying, if applicable, with the stockholder approval rules of The NASDAQ Global Select Market or any similar rule of any stock exchange on which the Common Stock is listed at the relevant time. In accordance with such listing standards, this restriction will apply at any time when the Notes are outstanding, regardless of whether the Company then have a class of securities listed on The NASDAQ Global Select Market.

Section 10.07 Adjustments Upon Certain Fundamental Changes, Certain Conversions or Company Conversion Option.

(a) General. If a Fundamental Change (determined after giving effect to the paragraph immediately following clause (iv) of the definition thereof, but without regard to the exclusion in clause (ii)(B) of the definition thereof) occurs (such event, a “Make-Whole Fundamental Change”), and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company will, in the circumstances described in this Section 10.07, increase the Conversion Rate for such Notes by the number of additional shares of Common Stock (the “Additional Shares”) described in this Section 10.07. For purposes of this Section 10.07, a conversion of Notes will be deemed to be “in connection with” a Make-Whole Fundamental Change if the Conversion Notice for such Notes is received by the Conversion Agent during the period beginning on, and including, the effective date for such Make-Whole Fundamental Change (such date, a “Make-Whole Fundamental Change Effective Date”) and ending on, and including, (A) if such Make-Whole Fundamental Change is also a Fundamental Change, the later of (x) the Close of Business on the third Business Day immediately prior to the related Fundamental Change Repurchase Date and (y) the Close of Business on the 30th Business Day immediately following the date the Company delivers notice to each Holder of such Make-Whole Fundamental Change pursuant to this Section 10.07, and (B) if such Make-Whole Fundamental Change is not a Fundamental Change, the Close of Business on the 30th Business Day immediately following the date the Company delivers notice to each Holder of such Make-Whole Fundamental Change pursuant to this Section 10.07.

In addition, the Conversion Rate applicable to (a) Notes subject to a Company Conversion Option and surrendered for conversion in accordance with Section 10.12 and (b) Notes converted by a Holder in accordance with Section 10.02 on any Conversion Date on which the Last Reported Sale Price of the Common Stock exceeds the Conversion Price, will be increased by a number of Additional Shares as set forth in this Section 10.07.

No later than 5 Business Days after the effective date of a Make-Whole Fundamental Change, the Company will notify the Holders of such effective date and issue a press release announcing such effective date. In the event that any (x) conversion “in connection with” a Make-Whole Fundamental Change, (y) conversion as a result of a Company Conversion Option or (z) conversion on any Conversion Date on which the Last Reported Sale Price of the Common Stock exceeds the Conversion Price, would also be deemed to be any other of the foregoing, a Holder of the Notes to be converted will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the applicable date of the Make-Whole Fundamental Change Effective Date, the Mandatory Conversion Date and the Conversion Date, respectively, and the later event or events will be deemed not to have occurred for purposes of this Section 10.07.

(b) Determination of Additional Shares. The number of Additional Shares by which the Conversion Rate will be increased if (x) a Holder converts a Note in connection with a Make-Whole Fundamental Change, (y) a Note is converted pursuant to exercise of the Company Conversion Option or (z) a Note is converted by a Holder in accordance with Section 10.02 on any Conversion Date when the Last Reported Sale Price of the Common Stock exceeds the Conversion Price, will be determined by reference to the table below, and will be based on the Stock Price and the Make-Whole Fundamental Change Effective Date, Mandatory Conversion Date or Conversion Date, as applicable.

(c) Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the first row (i.e., the column headers) of the table below will be adjusted on each date on which the Conversion Rate must be adjusted pursuant to Section 10.05. The adjusted Stock Prices will equal the Stock Prices in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the Stock Price adjustment, and (ii) the denominator of which is the Conversion Rate in effect immediately after the adjustment. The numbers of Additional Shares set forth in the table below will be adjusted in the same manner, at the same time and for the same events for which the Conversion Rate is adjusted pursuant to Section 10.05 hereof.

(d) Additional Shares Table. The following table sets forth hypothetical Make-Whole Fundamental Change Effective Dates, Mandatory Conversion Dates or Conversion Dates, as applicable, Stock Prices and the number of Additional Shares by which the Conversion Rate will be increased per $1,000 principal amount of Notes for a Holder that converts a Note (i) in connection with a Make-Whole Fundamental Change, (ii) pursuant to exercise of the Company Conversion Option or (iii) in accordance with Section 10.02 when the Last Reported Sale Price of the Common Stock exceeds the Conversion Price.

	Stock Price
Make-Whole Fundamental Change Effective Date / Mandatory Conversion Date / Conversion Date	$3.63	$4.15	$4.63	$5.32	$6.48	$8.00	$10.00	$14.00	$18.00	$22.00
6/8/15	59.4177	51.9706	37.9892	28.5434	15.8313	12.6289	8.5295	4.7641	3.0591	2.3789
10/1/15	59.4177	48.1672	32.5001	24.4192	13.5439	10.8041	7.2970	4.0757	2.6171	2.0352
10/1/16	59.4177	37.8187	18.0468	13.5596	7.5207	5.9994	4.0519	2.2632	1.4532	1.1301
10/1/17	59.4177	27.4984	3.6331	2.7297	1.5140	1.2078	0.8157	0.4556	0.2926	0.2275
1/1/18	59.4177	24.8971	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(e) Use of Additional Shares Table. If the Stock Price and/or Make-Whole Fundamental Change Effective Date, Mandatory Conversion Date or Conversion Date, as applicable, for an applicable event are not set forth in the table above, then:

(1) if the Stock Price is between two Stock Prices in the table or the Make-Whole Fundamental Change Effective Date, Mandatory Conversion Date or Conversion Date, as applicable, is between two dates in the table, the number of Additional Shares by which the Conversion Rate will be increased for a Holder that converts a Note will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices listed in the table and the earlier and later dates listed in the table, as applicable, based on a 365-day year;

(2) if the Stock Price is greater than $22.00, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate; and

(3) if the Stock Price is less than $3.63, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased as a result of this Section 10.07 to exceed 275.4821 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in the same manner, at the same time and for the same events for which the Conversion Rate must be adjusted as set forth in Section 10.05 hereof.

(f) Settlement on Conversion. Except as provided in Section 10.08 hereof, if a Holder converts a Note in connection with a Make-Whole Fundamental Change, the Company will settle such conversion by delivering a number of shares of Common Stock, an amount of cash in lieu of fractional shares of Common Stock and accrued and unpaid interest in accordance with Section 10.03 hereof; provided, however, that notwithstanding anything to the contrary in Section 10.03 hereof, if a Holder converts a Note in connection with a Make-Whole Fundamental Change described in clause (ii) of the definition of Fundamental Change in which the holders of the Common Stock receive only cash in consideration for their shares of Common Stock, the Company will settle such conversion by delivering to such Holder, on the third Business Day immediately following the Conversion Date for such Note, an amount of cash, for each $1,000 principal amount of such Note converted, equal to the product of (i) the Conversion Rate on the Conversion Date applicable to such Note (including any Additional Shares added to such Conversion Rate pursuant to this Section 10.07) and (ii) the Stock Price for such Make-Whole Fundamental Change.

Section 10.08 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) General. If any of the following events occur:

(1)	any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change only in par value or from par value to no par value or no par value to par value);

(2)	any consolidation, merger or combination involving the Company;

(3)	any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Subsidiaries substantially as an entirety; or

(4)	any statutory share exchange;

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, Capital Stock, other securities, other property or assets (including cash or any combination thereof) (each such event, a “Merger Event,” and, for any Merger Event, the “Reference Property” for such Merger Event), then, at the effective date of such Merger Event, the Company and the resulting, surviving or transferee Person (if other than the Company) of such Merger Event (the “Merger Successor Corporation”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 9.03 hereof, which supplemental indenture will provide that the right to convert each $1,000 principal amount of Notes into shares of Common Stock and cash in lieu of fractional shares of Common Stock will be changed into the right to convert each $1,000 principal amount of Notes into a number of Units of Reference Property initially equal to the Conversion Rate in effect prior to the effective time of the Merger Event and an amount of cash in lieu of any fractional Unit of Reference Property equal to the product of (A) such fractional Unit of Reference Property and (B) the Last Reported Sale Price of a Unit of Reference Property on the applicable Conversion Date. In addition:

(A) each reference to the “Last Reported Sale Price of the Common Stock” will be deemed to be replaced by a reference to the “Last Reported Sale Price of a Unit of Reference Property”;

(B) if a Unit of Reference Property does not consist solely of one type of common stock that is listed on a U.S. national or regional securities exchange, the adjustments to the Conversion Rate provided in Section 10.05 hereof will be modified as determined by the Board of Directors to provide the Holders with adjustments that have an economic effect on the Holders as nearly equivalent as practicable to the economic effect the adjustments provided by Section 10.05 hereof would have had on the Holders but for such Merger Event.

As promptly as practicable after executing a supplemental indenture in accordance with Section 10.08(a) hereof, the Company will (i) file with the Trustee an Officer’s Certificate briefly describing the reasons therefor, the composition of a Unit of Reference Property for such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent under this Indenture to such Merger Event have been complied with; and (ii) cause to be sent to each Holder, at the address of such Holder as it appears in the register of the Notes maintained by the Registrar, a notice of the execution of such supplemental indenture and the composition of a Unit of Reference Property for such Merger Event; provided, that the failure to deliver such notice to any Holder will not affect the validity or legality of such supplemental indenture.

(b) Successive Merger Events. If more than one Merger Event occurs, this Section 10.08 will apply successively to each Merger Event.

(c) Compliance Covenant. The Company will not become a party to any Merger Event unless its terms are consistent with this Section 10.08.

Section 10.09 [Reserved]

Section 10.10 Notice to Holders Prior to Certain Actions.

(a) In case of any Merger Event then the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be sent to each Holder at its address appearing on the Register, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of the Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of the Subsidiaries, (ii) the date on which such Merger Event is expected to become effective or occur, (iii) the Conversion Rate in effect as of the date the Company delivers such notice, (iv) the composition of a Unit of Reference Property for such Merger Event and (v) if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of the Subsidiaries.

(b) Whenever the Company adjusts the Conversion Rate pursuant to Section 10.05, the Company will promptly deliver to each Holder a written notice, which notice will include (i) a brief description of the event requiring adjustment to the Conversion Rate pursuant to Section 10.05, (ii) the effective date of such adjustment, (iii) the Conversion Rate in effect after such adjustment is made and (iv) a schedule explaining, in reasonable detail, how the Company calculated such adjustment. On the same day the Company delivers such notice to each Holder, the Company will deliver to the Trustee, the Paying Agent and the Conversion Agent an Officer’s Certificate that includes all of the information contained in such notice, which Officer’s Certificate each of the Trustee, the Paying Agent and the Conversion Agent may treat as conclusive evidence that the adjustment specified in such Officer’s Certificate is correct and will be in effect as of the effective date specified in such Officer’s Certificate. The failure to deliver such notice will not affect the legality or validity of any such adjustment.

Section 10.11 No Responsibility of Trustee. The Trustee and the Conversion Agent will not have any duty or responsibility to any Holder to determine whether any facts exist that require an adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. Neither the Trustee nor the Conversion Agent will be responsible for any failure of the Company to deliver the number of shares of Common Stock and any amount of cash in lieu of fractional shares of the Common Stock due upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 10. Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent will be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 hereof, including with respect to the calculation of the amount of cash and the number of Units of Reference Property, if any, receivable by Holders upon the conversion of their Notes after any Merger Event, and each, subject to the provisions of Article 7, may accept as conclusive evidence of the correctness of any such provisions, and will be protected in relying upon, the Officer’s Certificate (which the Company will be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 10.12 Company Conversion Option

(a) The Company may elect at its option to cause all or any portion of the Notes to be mandatorily converted in whole or in part (the “Company Conversion Option”) at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date, if the Last Reported Sale Price of the Common Stock equals or exceeds 115% of the Conversion Price then in effect for at least 20 Trading Days in any 30 Trading Day period (any such period, a “Mandatory Conversion Trigger Period”), ending within five Business Days prior to the Mandatory Conversion Notice Date. For the avoidance of doubt, the Company may exercise its right to cause more than one Company Conversion Option during the term of the Indenture so long as it complies with the other requirements of this Section 10.12.

(b) Notwithstanding the foregoing, the Company may only exercise the Company Conversion Option pursuant to Section 10.12(a) if, as evidenced by an Officer’s Certificate, all of the conditions listed below (the “Equity Conditions”) are satisfied on each day during the period (x) commencing on the date a Mandatory Conversion Notice is delivered to Holders and (y) ending on the Mandatory Conversion Date (the “Equity Conditions Measuring Period”). The Equity Conditions are as follows:

(i) either (1) all shares of Common Stock issuable upon conversion of the Notes and held by a non-Affiliate of the Company shall be eligible for sale without the need for registration under any applicable federal or state securities laws or (2) a shelf registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Notes has been filed by the Company and been declared effective by the SEC or is automatically effective and is available for use, and the Company expects such shelf registration statement to remain effective and available for use from the Mandatory Conversion Notice Date until thirty (30) days following the Mandatory Conversion Date;

(ii) during the Equity Conditions Measuring Period, the Common Stock is listed or traded on The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, The New York Stock Exchange or any of their respective successors (each, an “Eligible Market”) and shall not have been suspended from trading on such Eligible Market (other than suspensions of not more than two Trading Days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such Eligible Market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such Eligible Market;

(iii) during the Equity Conditions Measuring Period, to the extent any Notes have been delivered to the Company for conversion in accordance with the terms of the Notes, the Company shall have delivered and paid the number of shares of Common Stock and the amount of cash due upon conversion of the Notes to the Holders in accordance with Section 10.03;

(iv) any applicable shares of Common Stock to be issued upon conversion may be issued in full without violating the rules or regulations of The NASDAQ Global Market or any other applicable Eligible Market on which the Common Stock delivered upon conversion is then listed or trading; and

(v) no Default or Event of Default shall have occurred and be continuing.

(c) In order to exercise the Company Conversion Option pursuant to Section 10.12(a), the Company or, at the written request and expense of the Company, the Trustee on behalf of the Company, shall deliver to each Holder a notice (a “Mandatory Conversion Notice”) of exercise of the Company Conversion Option within five Business Days after the end of the applicable Mandatory Conversion Trigger Period (the date such Mandatory Conversion Notice is sent to the Holders in the manner herein provided, the “Mandatory Conversion Notice Date”). The Company will select the date on which the Notes will be converted pursuant to the Company Conversion Option, which shall be not more than 30 Trading Days but not less than 10 Trading Days after the Mandatory Conversion Notice Date (such date, the “Mandatory Conversion Date”). The Company shall also deliver a copy of such Mandatory Conversion Notice to the Trustee concurrently with the delivery thereof to the Holders to the extent that the Trustee does not deliver such Mandatory Conversion Notice on behalf of the Company. If such Mandatory Conversion Notice is to be given by the Trustee, the Company shall prepare and provide the form and content of such Mandatory Conversion Notice to the Trustee. With respect to Definitive Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depositary. The Mandatory Conversion Notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not any Holder receives such Mandatory Conversion Notice.

(d) [Reserved].

(e) The Mandatory Conversion Notice shall state:

(i) the Mandatory Conversion Notice Date;

(ii) the Mandatory Conversion Trigger Period;

(iii) the aggregate principal amount of Notes to be mandatorily converted;

(iv) the CUSIP or similar number or numbers of the Notes being converted;

(v) the Mandatory Conversion Date;

(vi) the Conversion Rate then in effect and the number of Additional Shares by which the Conversion Rate of the converted Notes shall be increased pursuant to Section 10.07(a);

(vii) that on and after the Mandatory Conversion Date interest on the Notes to be converted will cease to accrue; and

(viii) the name and address of each Paying Agent and Conversion Agent and the place or places where such Notes are to be surrendered for conversion.

If fewer than all of the Notes are to be mandatorily converted, the Mandatory Conversion Notice shall identify the Notes to be mandatorily converted (including the certificate number or numbers, if any). In case any Note is to be mandatorily converted in part only, the Mandatory Conversion Notice shall state the portion of the principal amount thereof to be mandatorily converted and shall state that, on and after the Mandatory Conversion Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unconverted portion thereof will be issued.

(f) If the Company opts to mandatorily convert fewer than all of the outstanding Notes, the Trustee shall select the Notes to be mandatorily converted (such that the principal amount of a Holder’s Note not to be converted equals $1,000 or an integral multiple of $1,000 in excess thereof) by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate, in all cases in which such Notes are in the form of Global Notes in accordance with the Applicable Procedures. To the extent any Note or portion thereof selected for a Company Conversion Option is submitted for voluntary conversion pursuant to Section 10.02, the portion of such Note submitted for voluntary conversion shall be deemed (so far as may be possible) to be from the portion selected for the Company Conversion Option (with any remaining portion being voluntarily converted pursuant to Section 10.02 hereof); provided, however, for the avoidance of doubt, that the Conversion Rate of any such Note submitted for a voluntary conversion but that is so deemed to be from the portion selected for Company Conversion Option will not be increased by Additional Shares unless on the Conversion Date for any such Note submitted for voluntary conversion the Last Reported Sale Price of the Common Stock exceeds the Conversion Price (in which case the Conversion Rate will be increased by the number of Additional Shares for a Note submitted for voluntary conversion), and such portion will otherwise be voluntarily converted pursuant to Section 10.02 hereof.

(g) Each Holder of a Note, by the Holder’s acceptance thereof, agrees to take the following actions prior to the Mandatory Conversion Date in respect of the portion of its Notes subject to a Company Conversion Option: (i) if a Definitive Note, surrender the mandatorily converted Note, or portion thereof, to the Conversion Agent (or in respect of a Global Note, take any actions required for the surrender of a beneficial interest in such Note pursuant to the Applicable Procedures), (ii) furnish appropriate endorsements and transfer documents if required by the Registrar, the Conversion Agent or the Applicable Procedures, (iii) pay any transfer or other tax, if required by Section 10.02(e), (iv) if the Note is a Global Note, complete and deliver to the Depositary any required instructions pursuant to the Applicable Procedures and (v) any other action necessary to effectuate the Company Conversion Option as may be reasonably requested by the Company. In the event that a Holder does not take any of the actions set forth in the immediately preceding sentence prior to the Mandatory Conversion Date, each Holder of a Note, by such Holder’s acceptance thereof, authorizes and directs the Company to take any action on such Holder’s behalf to effectuate the Company Conversion Option and appoints the Company such Holder’s attorney-in-fact for any and all such purposes.

Upon presentation of any Note converted in part only, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unconverted portion of the Note or Notes so presented (subject to the Applicable Procedures in the case of Global Notes).

(h) With respect to any Notes subject to the Company Conversion Option, the Company will deliver to the Holders of such Notes, on the third Business Day immediately following the Mandatory Conversion Date for such Notes, (i) a number of shares of Common Stock equal to the product of (A)(x) the aggregate principal amount of such Notes to be converted divided by (y) $1,000 and (B) the Conversion Rate in effect on such Conversion Date, rounded down to the nearest whole number, (ii) an amount of cash equal to the product of (A) the fraction of a share of Common Stock eliminated by such rounding and (B) the Last Reported Sale Price of the Common Stock on such Conversion Date (or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (iii) an amount of cash equal to accrued and unpaid interest to the Mandatory Conversion Date, unless the Mandatory Conversion Date occurs during the period after the Close of Business on any Regular Record Date and before the Close of Business on the related Interest Payment Date, in which case interest will be payable on such Interest Payment Date to the Holders in whose names the Notes are registered at the Close of Business on the relevant Regular Record Date. Upon the Mandatory

Conversion Date, unless the Company defaults in delivering or paying the amounts due pursuant to the foregoing sentence, interest on the Notes or portion of Notes so called for the Company Conversion Option shall cease to accrue and, except as provided in Section 6.08, such Notes shall cease to be entitled to any benefit or security under this Indenture, and the Holders thereof shall have no right in respect of such Notes except the right to receive the shares of Common Stock and cash, if any, to which they are entitled pursuant to this Section 10.12. Upon a conversion pursuant to this Section 10.12, the Person in whose name such shares of Common Stock will be registered will become the holder of record of such shares of Common Stock at the Close of Business on the Mandatory Conversion Date for such Note.

(i) If any of the provisions of this Section 10.12 are inconsistent with applicable law at the time of such Company Conversion Option, such law shall govern.

ARTICLE 11

REDEMPTION AT THE OPTION OF THE COMPANY

Section 11.01 No Sinking Fund. No sinking fund is provided for the Notes.

Section 11.02 No Right To Redeem the Notes. The Company may not redeem the Notes.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices. Any request, demand, authorization, notice, waiver, consent or communication will be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission or other similar means of unsecured electronic methods to the following:

if to the Company:

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

Facsimile: 858-202-9001

Attn: Paul Maier

if to the Trustee, Registrar, Paying Agent or Conversion Agent:

Wells Fargo Bank, National Association

333 S. Grand Ave., 5th Floor, Suite 5A

MAC E2064-05A

Los Angeles, CA 90071

Facsimile: 213- 253-7598

Attn: CMES Sequenom, Inc. Account Manager

The Company or the Trustee, by notice given to the other in the manner provided above, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder will be sent to the Holder, electronically in PDF format or, by first class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and will be deemed given on the date of such mailing.

Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company sends a notice or communication to the Holders, it will, at the same time, send a copy to the Trustee and each of the Registrar, Paying Agent and Conversion Agent.

If the Company is required under this Indenture to give a notice to the Holders, in lieu of delivering such notice to the Holders, the Company may deliver such notice to the Trustee and cause the Trustee, at the Company’s expense, to have delivered such notice to the Holders on or prior to the date on which the Company would otherwise have been required to deliver such notice to the Holders. In such a case, the Company will also cause the Trustee to send a copy of the notice to each of the Registrar, Paying Agent and Conversion Agent at the same time it sends the notice to the Holders.

Section 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(a) an Officer’s Certificate stating that, in the judgment or opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the judgment or opinion of such counsel, all such conditions precedent relating to the proposed action (to the extent of legal conclusions and subject to reasonable assumptions and exclusions) have been complied with; provided, that no Opinion of Counsel shall be required to be delivered in connection with the initial issuance of Notes dated as of the date hereof under the Indenture or in connection with the removal of the Restricted Notes Legend with respect to any Restricted Notes on or after the Free Trade Date with respect to such Restricted Notes.

Section 12.04 Statements Required in Certificate or Opinion. Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a covenant or condition (except for such Officer’s Certificate required to be delivered pursuant to Section 4.05 hereof) provided for in this Indenture will include:

(a) a statement that each Person making such Officer’s Certificate or Opinion of Counsel has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements, judgments or opinions contained in such Officer’s Certificate or Opinion of Counsel are based;

(c) a statement that, in the judgment or opinion of each such Person, he has made such examination or investigation as is necessary to enable such Person to express an informed judgment or opinion to whether or not such covenant or condition has been complied with; and

(d) a statement that, in the judgment or opinion of such Person, such covenant or condition has been complied with.

Section 12.05 Separability Clause. In case any provision in this Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.06 Rules by Trustee. The Trustee may make reasonable rules for action by, or a meeting of, Holders.

Section 12.07 Governing Law and Waiver of Jury Trial. THE INDENTURE AND EACH NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.08 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder will waive and release all such liability. The waiver and release will be part of the consideration for the issuance of the Notes.

Section 12.09 Calculations. Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under the Notes and this Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, accrued interest payable on the Notes and the Conversion Rate in effect on any Conversion Date.

The Company will make all calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. If any Holder requests from the Trustee a copy of such schedule, the Trustee will promptly forward a copy of such schedule to such Holder.

All calculations will be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be, with 5/100,000ths rounded upward.

Section 12.10 Successors. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 12.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 12.12 Table of Contents; Headings. The table of contents and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 12.13 Force Majeure. In no event shall the Trustee, the Registrar, the Paying Agent or the Conversion Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.14 Submission to Jurisdiction. The Company: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 12.15 Legal Holidays. If the Maturity Date or any Interest Payment Date, Fundamental Change Repurchase Date, Mandatory Conversion Date or Conversion Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no interest will accrue for the period from and after such date.

Section 12.16 No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, will be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 12.17 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.18 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature Page Follows]

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Indenture to be duly executed as a deed the day and year first before written.

SEQUENOM, INC., as Issuer

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the day and year first before written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, Paying Agent, Registrar and Conversion Agent

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE

[FORM OF FACE OF NOTE]

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

[Include the following legend for Global Notes only (the “Global Notes Legend”):]

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Include the following legend on all Notes that are Restricted Notes (the “Restricted Notes Legend”):]

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE FREE TRADE DATE (AS DEFINED BELOW), THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE (AND ANY BENEFICIAL INTEREST HEREIN OR THEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “FREE TRADE DATE” MEANS THE LATER OF (A) ONE YEAR AFTER THE ORIGINAL ISSUANCE DATE OF THIS NOTE, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 OR ANY SUCCESSOR PROVISION THERETO, AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No.: [            ]

CUSIP: [            ]

ISIN: [            ]

Principal Amount $[        ]

[as revised by the Schedule of Increases

and Decreases of Global Note attached hereto]2

Sequenom, Inc.

5.00% Convertible Exchange Senior Notes due 2018

Sequenom, Inc., a Delaware corporation, promises to pay to [            ],3 or registered assigns, the principal amount of $[        ] on January 1, 2018.

Interest Payment Dates: April 1 and October 1 of each year, beginning October 1, 2015.

Regular Record Dates: March 15 and September 15 of each year, beginning September 15, 2015.

Additional provisions of this Note are set forth on the other side of this Note.

[2]	Include for Global Notes only.
[3]	Insert Cede & Co. for Global Notes.

SEQUENOM, INC.

By:
Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory:
Dated:

[FORM OF REVERSE OF NOTE]

SEQUENOM, INC.

5.00% Convertible Exchange Senior Notes due 2018

This Note is one of a duly authorized issue of notes of Sequenom, Inc. (the “Company”), designated as its 5.00% Convertible Exchange Senior Notes due 2018 (the “Notes”), all issued or to be issued under and pursuant to an indenture dated as of the Issue Date (the “Indenture”), between the Company and Wells Fargo Bank, National Association (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Indenture, and the terms of the Notes include those stated in the Indenture and those incorporated into the Indenture.

1.	Interest.

This Note will bear interest at a rate equal to 5.00% per annum. Interest on this Note will accrue from the date of issuance of such Note or from the most recent date to which interest has been paid or duly provided for, or (x) in the case of the initial Notes issued hereunder on the Issue Date, from April 1, 2015, or (y) in the case of any Notes issued hereunder following the Issue Date in exchange for notes under the Existing Indenture, the Interest Payment Date immediately prior to the date of issuance for such Notes, subject to the provisions of clause (d) of Section 2.04 of the Indenture, to the date the principal amount of such Note is paid or deemed paid, as the case may be, pursuant to clause (i) of Section 2.04(a) of the Indenture or any of Sections 3.05, 10.03 or 11.06 of the Indenture. Interest will be payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning on October 1, 2015.

Pursuant to Section 4.04 of the Indenture, in certain circumstances, the Company will pay Additional Interest on this Note.

Pursuant to Section 6.04 of the Indenture, in certain circumstances, the Company will pay an Extension Fee on this Note.

2.	Method of Payment.

The Company will promptly make all payments on this Note on the dates and in the manner provided herein and in the Indenture. Payments on Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by Depositary. The Company will pay principal of, and any Fundamental Change Repurchase Price for, Definitive Notes at the office or agency designated by the Company for such purpose. Interest on Definitive Notes will be made by check or by wire transfer, as described in Sections 2.04, except that any payment of Interest due on the Maturity Date will be made at the office or agency designated by the Company for such purpose. All payments on this Note will be made in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent, Conversion Agent and Registrar.

Initially, Wells Fargo Bank, National Association will act as the Trustee, Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar; provided, that the Company will maintain at least one Paying Agent, Conversion Agent and Registrar in the continental United States. The Company or any of the Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4.	Repurchase By the Company at the Option of the Holder upon a Fundamental Change.

At the option of the Holder, and subject to the terms and conditions of the Indenture, upon the occurrence of a Fundamental Change, each Holder will have the right, at its option, to require the Company to repurchase for cash all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, at a Fundamental Change Repurchase Price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date occurs after a Regular Record Date and before the Interest Payment Date corresponding to such Regular Record Date, in which case accrued and unpaid interest, if any, on the Notes will be paid to the Holders of such Notes as of the Close of Business on such Regular Record Date. To exercise its purchase right, a Holder must comply with the procedures set forth in Article 3 of the Indenture.

5.	Conversion.

Subject to, or upon, compliance with the provisions set forth in the Indenture, a Holder of this Note has the right, at such Holder’s option, to convert the principal amount hereof or any portion of such principal amount that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, into (i) a number of shares of Common Stock equal to the product of (A) the Conversion Rate in effect on the applicable Conversion Date and (B) the principal amount of Notes converted divided by $1,000, rounded down to the nearest whole number, and (ii) an amount of cash equal to the product of (A) the fraction of a share of Common Stock eliminated by such rounding and (B) the Last Reported Sale Price of the Common Stock on such Conversion Date.

6.	Company Conversion Option.

The Company may elect to optionally convert the Notes in whole or in part at any time if the Last Reported Sale Price of the Common Stock equals or exceeds 115% of the Conversion Price then in effect for at least 20 Trading Days in any 30 Trading Day period, upon the terms and conditions set forth in Section 10.12 of the Indenture.

7.	Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes in respect of which a Fundamental Change Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased) or in respect of which a Conversion Notice has been given (except, in the case of a Note to be converted in part, the portion of the Note not to be converted).

8.	Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture permits the Indenture and the Notes to be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. In certain circumstances, the Company and the Trustee may also amend or supplement the Indenture or the Notes without the consent of any Holder. Subject to certain exceptions, the Indenture permits the waiver of certain Events of Default or the noncompliance with certain provisions of the Indenture and of the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

9.	Defaults and Remedies.

Subject to the following paragraph, if an Event of Default specified in the Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately by delivering notice to the Company. In addition, certain specified Events of Default will cause the Notes to become immediately due and payable without the Holders taking any action.

If the Company so elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with the reporting obligations under Section 4.02 or 4.03 of the Indenture will, for the 270 days after the occurrence of such Event of Default, consist exclusively of the right to receive an Extension Fee on the principal amount of the Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority of the principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Subject to certain exceptions, the Trustee may withhold from Holders notice of any continuing Event of Default or Default if it determines that withholding notice is in their interest.

10.	Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

11.	Unclaimed Money or Notes.

The Trustee and the Paying Agent will return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person.

12.	Trustee Dealings with the Company.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.

13.	Calculations in Respect of Notes.

Except as otherwise provided in the Indenture, the Company will be responsible for making all calculations called for under the Notes and the Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, accrued interest payable on the Notes and the Conversion Rate in effect on any Conversion Date.

The Company will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders.

14.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication.

This Note will not be valid until an authorized signatory of the Trustee manually signs the Trustee’s certificate of authentication on the other side of this Note.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	GOVERNING LAW.

THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in any notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

Attn: Chief Financial Officer

CONVERSION NOTICE

SEQUENOM, INC.

5.00% Convertible Exchange Senior Notes due 2018

To convert this Note, check the box ☐

To convert the entire principal amount of this Note, check the box ☐

To convert only a portion of the principal amount of this Note, check the box ☐ and here specify the principal amount to be converted, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof:

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

FUNDAMENTAL CHANGE REPURCHASE NOTICE

5.00% Convertible Exchange Senior Notes due 2018

Wells Fargo Bank, National Association

333 S. Grand Ave., 5th Floor, Suite 5A

MAC E2064-05A

Los Angeles, CA 90071

Facsimile: 213- 253-7598

Attn: Sequenom, Inc. Account Manager

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Sequenom, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the Holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is equal to $1,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not occur during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

Principal amount to be repaid (if less than all): $        ,000

Signature Guaranteed

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

[Include for Global Note]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE

Initial Principal Amount of Global Note: [            ]

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar or Note Custodian

EXHIBIT B

FORM OF TRANSFER CERTIFICATE

SEQUENOM, INC.

5.00% Convertible Exchange Senior Notes due 2018

Transfer Certificate

In connection with any transfer of any of this Note, the undersigned registered owner of this Note hereby certifies with respect to $         principal amount of the above-captioned Notes presented or surrendered on the date hereof (the “Surrendered Note”) for registration of transfer, or for exchange or conversion where the securities issuable upon such exchange or conversion are to be registered in a name other than that of the undersigned registered owner (each such transaction being a “Transfer”), that such Transfer complies with the restrictive legend set forth on the face of the Surrendered Note for the reason checked below:

☐ The Transfer of the Surrendered Note is being made to the Company or a Subsidiary thereof; or

☐ The Transfer of the Surrendered Note complies with Rule 144A under the Securities Act; or

☐ The Transfer of the Surrendered Note is being made pursuant to an effective registration statement under the Securities Act; or

☐ The Transfer of the Surrendered Note is being made pursuant to another available exemption from the registration requirement of the Securities Act.

Date:

By:

(If the registered owner is a corporation, partnership or fiduciary, the title of the Person signing on behalf of such registered owner must be stated.)

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

B-1

EXHIBIT C

[FORM OF FREE TRANSFERABILITY CERTIFICATE]

Wells Fargo Bank, National Association

[    ] 333 S. Grand Ave., 5th Floor, Suite 5A

MAC: E2064-05A

Los Angeles, CA 90071

Attention: Corporate, Municipal and Escrow Services

Re: CUSIP [            ]

Dear Sir/Madam:

Whereas the 5.00% Convertible Exchange Senior Notes due 2018 (the “Notes”) have become freely tradable without restriction by non-affiliates of Sequenom, Inc. (the “Company”) pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended, in accordance with Section 2.10 of the indenture, dated as of June [    ], 2015 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the Notes were issued, the Company hereby instructs you that:

(i)	the restrictive legends described in Section 2.10(a) of the Indenture and set forth on the Notes and Common Stock issued or issuable upon conversion of the Notes will be deemed removed from the global securities representing such securities, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of holders; and

(ii)	the Restricted Notes CUSIP number will be deemed removed from the Global Securities and replaced with the Unrestricted Notes CUSIP number set forth therein, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of holders.

Capitalized terms used but not defined herein have the meanings set forth in the Indenture.

Very truly yours,

SEQUENOM, INC.

By:
Name:
Title:

C-1

EXHIBIT D

[FORM OF RESTRICTED STOCK LEGEND]

THE SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, PRIOR TO THE FREE TRADE DATE (AS DEFINED BELOW), THIS SECURITY (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD, OR OTHERWISE TRANSFERRED, EXCEPT:

TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “FREE TRADE DATE” MEANS THE LATER OF (A) ONE YEAR AFTER THE ORIGINAL ISSUANCE DATE OF THE COMPANY’S 5.00% CONVERTIBLE EXCHANGE SENIOR NOTES DUE 2018, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 OR ANY SUCCESSOR PROVISION THERETO, AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE COMPANY’S TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

LATER OF (A) ONE YEAR AFTER THE ORIGINAL ISSUANCE DATE OF THIS NOTE, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 OR ANY SUCCESSOR PROVISION THERETO, AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW

D-1